Form 10KSB, Exhibit 13
period 1996-06-30
CINTECH TELE MANAGEMENT SYSTEMS INC
filed 1996-09-27
CIK 926038

EXHIBIT 13

CINTECH TELE-MANAGEMENT SYSTEMS, INC.
Financial Statements for the Years Ended
June  30, 1996 and 1995 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT
To the Stockholders of
  Cintech Tele-Management Systems, Inc.

We have audited the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of June 30, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
August 23, 1996


CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
JUNE 30, 1996 AND 1995

                                              LIABILITIES AND
ASSETS               1996       1995   STOCKHOLDERS' EQUITY   1996        1995

CURRENT ASSETS:                             CURRENT LIABILITIES:
 Cash and cash
  equivalents        $  203,441 $ 118,713  Accounts payable    $  715,258 $ 599,950
  Marketable securities
   (Notes 3,5)          770,391 1,745,663  Accrued liabilities:
  Accounts receivable, trade
   - (Net of                               Accrued salaries        82,228    34,827
   allowance of $53,726 and
   $57,073 in 1996 and                      Accrued payroll taxes  13,568    12,660
    1995 respectively)
   (Note 2)           1,151,471   872,363   Accrued vacation       60,945    50,649
 Inventory (Note 2)   1,009,960   499,496   Accrued lease
                                                  termination costs
                                                  (Notes 4, 5)              164,702
  Prepaid expenses       18,224              Other                 62,555    38,573
                       ---------  ---------
Total current assets   3,153,487  3,236,235  Current portion
                       ---------  ---------   of notes payable
                                                  (Note 5)        100,000
                                             Deferred maintenance
                                             revenue (Note 2)     140,667    88,008
                                                                 ---------   -------
FIXED ASSETS (Note 2):                Total current liabilities 1,175,221   989,369
  Equipment              574,551    475,068
  Furniture and fixtures 123,906    110,113  ACCRUED LEASE TERMINATION
                       ---------  ---------
    Total                698,457    585,181   COSTS (Note 4, 5)              84,298
  Less accumulated                                              ---------    --------
   depreciation          394,184    286,767
                       ---------  ---------
Total fixed assets - net 304,273    298,414  NOTES PAYABLE         30,000
                       ---------  ---------   (Note 5)           ---------   --------
OTHER ASSETS:                                    STOCKHOLDERS' EQUITY
                                                   (Notes 1, 6, 7):
  Deposits                            5,062   Common stock      8,982,580  8,965,690
  Deferred software
   development                               Contributed capital  675,757    675,757
  costs - net (Note 2)   303,205    232,357   Treasury stock      (2,290)    (2,290)
                        --------   --------
   Total other assets    303,205    237,419   Accumulated
                                               deficit        (7,100,303) (6,940,756)
                                            Total stockholders'----------   ---------
                                                   equity       2,555,744  2,698,401
                        --------   ---------                    ----------  ---------
TOTAL                 $3,760,965  $3,772,068 TOTAL             $3,760,965 $3,772,068
                       =========   =========                    =========   =========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                             1996        1995

NET SALES (Note 2)                     $8,161,700   $5,085,572

COST OF PRODUCTS SOLD                   2,263,491    1,558,950

AMORTIZATION OF DEFERRED
 SOFTWARE DEVELOPMENT
  COSTS (Note 2)                          122,494      113,247

LICENSING FEES                            665,773      438,720
                                        ---------   ----------
GROSS PROFIT                            5,109,942    2,974,655

RESEARCH AND DEVELOPMENT                  326,141      372,844

SELLING, GENERAL AND ADMINISTRATIVE
  (Notes 2, 4)                          4,955,329    3,679,698

LEASE TERMINATION COSTS (Note 4, 5)        54,675      305,834
                                        ---------   ----------
LOSS FROM OPERATIONS                     (226,203)  (1,383,721)

OTHER INCOME - Interest income             66,656      176,605
                                        ---------   ----------
NET LOSS                               $ (159,547) $(1,207,116)
                                        =========   ==========
NET LOSS PER SHARE (Note 6)            $    (0.01) $     (0.10)
                                        =========   ==========
See notes to financial statements.


CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                              Common                                               Total
                              Stock         Contributed  Treasury   Accumulated    Stockholders'
                              No Par Value    Capital      Stock      Deficit        Equity
BALANCE AT JUNE 30, 1994      $8,958,211     $675,757               $(5,733,640)   $3,900,328

PURCHASE OF TREASURY SHARES                              $(2,290)                     (2,290)

SALE OF COMMON STOCK               7,479                                                7,479

NET LOSS                                                             (1,207,116)  (1,207,116)
                               ---------    ----------  ---------    ----------     ---------
BALANCE AT JUNE 30, 1995       8,965,690      675,757     (2,290)    (6,940,756)    2,698,401

SALE OF COMMON STOCK              16,890                                               16,890

NET LOSS                                                               (159,547)    (159,547)
                               ---------    ----------  ---------     ---------     ---------

BALANCE AT JUNE 30, 1996      $8,982,580     $675,757    $(2,290)   $(7,100,303)   $2,555,744
                              ==========     ========    =======    ===========    ==========

See notes to financial statements.
CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                           1996         1995

CASH FLOWS FOR OPERATING ACTIVITIES:
  Net loss                                             $(159,547)   $(1,207,116)
  Adjustments to reconcile net loss to net              --------     ----------
   cash used in operating activities:
    Depreciation                                         108,338         69,811
    Accrued rent                                          15,427          1,202
    Amortization of software development costs           122,494        113,247
    Provision for doubtful accounts                       (3,347)        37,225
    Loss on disposal of fixed assets                         613          3,422
    Changes in assets and liabilities:
      Increase in accounts receivable                   (275,761)      (278,931)
      Increase in inventory                             (510,464)      (347,132)
      (Increase) decrease in prepaid expenses            (18,224)        10,840
      Decrease in deposits                                 5,062
      Increase in accounts payable                       115,308        150,141
      Increase (decrease) in accrued expenses             71,421        (61,278)
      Increase (decrease) in accrued lease termination
       costs (Note 4, 5)                                (249,000)       249,000
      Increase in deferred maintenance revenue            52,659         21,613
                                                        --------        -------
           Total adjustments                            (565,474)       (30,840)
                                                        --------      ---------
           Net cash used in operating activities        (725,021)    (1,237,956)
                                                        --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from marketable securities                    975,272      1,651,459
  Purchase of fixed assets                              (114,810)      (219,019)
  Expenditures for software development costs           (193,342)       (92,500)
                                                        --------      ---------
           Net cash provided by investing activities     667,120      1,339,940
                                                        --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                      12,629          5,223
  Proceeds from notes payable                            140,000
  Payment on notes payable                               (10,000)
  Purchase of treasury shares                                            (2,290)
                                                        ---------    ----------
           Net cash provided by financing activities     142,629          2,933
                                                      ----------     ----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                             84,728        104,917

CASH AND CASH EQUIVALENTS:
  Beginning of period                                    118,713         13,796
                                                      ----------     ----------
  End of period                                         $203,441       $118,713
                                                      ==========     ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES - Upon exercise of common stock options for the years ended June 30, 1996 and 1995, $4,261 and $2,256 was charged to previously accrued compensation expense, respectively.

See notes to financial statements.



CINTECH TELE-MANAGEMENT SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

1.     INITIAL PUBLIC OFFERING

In January 1994, Cintech Tele-Management Systems, Inc. (the
"Company") completed its initial public offering of 2,181,820 shares of common stock (the "Offering"). The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America, and extensive distribution capabilities with product sold through Nortel and NEC's direct sales organizations as well as their authorized distributors throughout North America.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Statement Presentation - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

Revenue - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold during the year.

The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

Depreciation - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Depreciation is computed using the following useful lives:

Equipment                                            5 years
Furniture and Fixtures                               7 years
Inventory - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                               1996          1995

   Literature and other documentation      $   70,935    $ 51,980
   Computer hardware                          973,166     447,516
   Allowance for obsolete inventory           (34,141)
                                             ________     _______
            Total inventory                $1,009,960    $499,496
                                           ==========    ========

Significant Customers - Most of the Company's sales are to distributors in the telephony industry.

The Company had sales to one major distributor, as follows:

                             Sales for the Years Ended June 30,
                                    1996               1995
                             ---------------    ---------------
                               Amount      %     Amount      %

Distributor                  $813,346    10%    $604,427    12%


The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                        Distributors Percent of
                                                     Gross
                                                    Accounts
                                                    Receivable

June 30, 1996                                2             58%
June 30, 1995                                2             20%

International Sales - The Company had international sales as follows:

                            Sales for the Years Ended June 30,
                                   1996               1995
                             Amount         %     Amount      %

Canada                       $925,333       11%   $756,163    15%
Other                          14,255        0%     31,928     1%
                             ________       ___   ________    ___
Total                        $939,588       11%   $788,091    16%
                             ========       ===   ========    ===

Software Development Costs - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. As the Company's products are in their early product life cycle, the capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

Costs capitalized were $193,342 and $92,500 and related amortization was $122,494 and $113,247 for 1996 and 1995, respectively.

Fair Value of Financial Instruments - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values. The Company's notes payable also approximate fair value based on the borrowing rates currently available to the Company for notes with similar terms and average maturities.

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

3.     MARKETABLE SECURITIES

The Company maintains various investments in treasury bills which are classified as held to maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. At June 30, 1996 and 1995 the cost and market value of the investments is summarized below:

                                                           Net
                                   Amortized            Unrealized
Description                          Cost      Market     Gain

June 30, 1996 - United States    $  770,391 $  778,146     $7,755
  Treasury Bills                 ========== ==========    =======

June 30, 1995 - United States    $1,745,663 $1,748,549     $2,886
  Treasury Bills                 ========== ==========    =======


4.     OPERATING LEASES

Operating Leases - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in March 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

Years Ending June 30:                           $165,750
    1997                                         184,500
    1998                                         205,000
    1999                                         210,000
    2000                                         220,000
    2002 and thereafter                          183,330


Rent expense for the leased office space was $276,927 and $199,286 in 1996 and 1995, respectively.

During 1996 and 1995, the Company remained obligated for the lease on its former office facility in Cincinnati, Ohio leased from a partnership in which two of the Company's stockholders, one of whom is also a director, are partners. As a result of the duplicate office facility the Company accrued as lease termination cost the remaining lease payments on the Cincinnati facility, less projected sublease income and expenses. In May 1996, this obligation was removed through a buyout of the lease as discussed in Note 5.

5.     NOTES PAYABLE

Notes Payable consist of the following at June 30, 1996:

     Term Note Payable - Bank                            $ 90,000
     Term Note Payable - Third Party                       40,000
                                                          _______

     Total                                               $130,000
                                                         ========

The Term Note Payable - Bank bears interest at the prime lending rate (8.25% at June 30, 1996). The remaining term is 18 months.
The note is secured by various securities on deposit with the bank.

The Term Note Payable - Third Party bears interest at 6%. The term of the note is for 12 months with principal and interest due in full on May 13, 1997. The note is with a partnership in which two of the company's stockholders, one of whom is also a director, are partners.

The notes are a result of the buyout of the lease on the Company's former office facility in Cincinnati, Ohio. As a result of the lease buyout, the Company has eliminated the liability for accrued lease termination costs.

6.     CAPITAL STOCK AND LOSS PER SHARE

The following schedule is a summary of the Company's shares of capital stock.

                                    Common                   In
                      Authorized    Issued   Outstanding  Treasury

Balance at
  June 30, 1995       15,000,000  12,266,422   12,264,422    2,000
                      ==========  ==========   ==========    =====

Balance at            15,000,000  12,281,371   12,279,371    2,000
  June 30, 1996       ==========  ==========   ==========    =====


Loss per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive. The weighted average number of common shares outstanding was 12,269,699 and 12,261,454 in 1996 and 1995, respectively.

7.     STOCK OPTION PLAN

During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In February 1994 the Company granted 141,500 stock options to its employees to purchase common stock at prices which reflect a discount from the market value at the date of grant. The related compensation expense is recognized over the period earned. Options granted become exercisable over a two-year period and expire at the end of ten years from the date of grant. In November 1994, the Company adjusted the exercise price on the options to $.88. In March 1995, the Company granted an additional 118,000 stock options to its employees. These options were granted at prices equal to the market value at the date of grant and become exercisable over a four-year period and expire at the end of ten years from the date of grant. In January, March and June of 1996, the Company granted additional stock options to its employees of 35,000, 10,000 and 174,015, respectively. These options were all granted at prices equal to market value at the date of the grant and become exercisable over a four year period and expire at the end of ten years from the date of grant. As of June 30, 1996, the Company had granted options to purchase 478,515 shares of which 20,885 have been exercised; 90,447 are currently exercisable; 72,405 will become exercisable during 1997, 1998, and 1999; and 54,754 will become exercisable during 2000. The remaining 95,213 options have been forfeited.

8.     INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred taxes at June 30, 1996 and 1995 consist of the following:

                                                1996       1995

Current deferred tax asset:
  Deferred revenue                            $47,827    $ 29,923
  Accrued compensation                          9,411       6,297
  Reserves not currently deductible            18,267      19,405
  Accured lease termination costs                          55,999
  Accrued rent                                 14,328       9,082
                                              _______     _______
         Total                                 89,833     120,706
  Less valuation allowance                    (89,833)   (120,706)
                                              _______     _______

  Net                                         $          $
                                              =======    ========

                                                1996       1995
Non-current deferred tax asset:
 Accrued lease termination costs                       $   28,661
 Net operating loss carryforward           $2,173,836   2,046,318
 Research and development credits             134,525     112,325
                                           ----------  ----------
      Total                                 2,308,361   2,187,304
Non-current deferred tax liability:
 Deferred software development costs         (103,007)    (79,001)
                                             ---------  ----------
 Net non-current deferred tax asset         2,205,354   2,108,803
 Less valuation allowance                  (2,205,354) (2,108,303)
                                           ----------  ----------

Net                                        $           $
                                            =========   =========

The provision for income taxes for the years ended June 30, 1996 and 1995 consists of the following:

                                                 1996      1996

   Current provision                            $        $
   Deferred credit                               66,178   151,983
                                                _______  ________
        Total                                    66,178   151,983
   Less increase in the valuation allowance     (66,178) (151,983)
   Income tax expense                          $         $
                                               ========  ========


At June 30, 1996, the Company has net operating loss carry forwards of $6,393,636 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2010. Also at June 30, 1996, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of $134,525 which will begin to expire in 2002.

9.     RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY
ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

During the years ended June 30, 1996 and 1995, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation.
For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and five years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on income nor on the earnings per share calculation.


                         * * * * * *