Form 10KSB40, Exhibit 13
period 1997-06-30
CINTECH TELE MANAGEMENT SYSTEMS INC
filed 1997-09-29
CIK 926038

                                                                     EXHIBIT 13




                         [DELOITTE & TOUCHE LETTERHEAD]











INDEPENDENT AUDITORS' REPORT


To the Stockholders of
  Cintech Tele-Management Systems, Inc.

We have audited the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of June 30, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

August 29, 1997



[DELOITTE TOUCHE TOHMATSU INTERNATIONAL LOGO]

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
JUNE 30, 1997 AND 1996
--------------------------------------------------------------------------------

                                                          1997              1996
                                                      -----------       -----------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents (Note 2)                  $   440,500       $   203,441
  Marketable securities (Notes 3,5)                       363,095           770,391
  Accounts receivable, trade - (Net of allowance
    of $37,604 and $53,726 in 1997
    and 1996, respectively) (Note 2)                      973,948         1,151,471
  Inventory (Note 2)                                      101,415         1,009,960
  Prepaid expenses                                         19,783            18,224
                                                      -----------       -----------
           Total current assets                         1,898,741         3,153,487
                                                      -----------       -----------
FIXED ASSETS (Note 2):
  Equipment                                               632,489           574,551
  Furniture and fixtures                                  120,269           123,906
                                                      -----------       -----------
           Total                                          752,758           698,457
  Less accumulated depreciation                          (608,423)         (394,184)
                                                      -----------       -----------
           Total fixed assets - net                       144,335           304,273
                                                      -----------       -----------
OTHER ASSETS:
  Software development
    costs - net (Note 2)                                  358,330           303,205
                                                      -----------       -----------
           Total other assets                             358,330           303,205
                                                      -----------       -----------
TOTAL                                                 $ 2,401,406       $ 3,760,965
                                                      ===========       ===========

LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                    $   533,103       $   649,271
  Accrued liabilities:
    Accrued salaries                                      104,880            82,228
    Accrued payroll taxes                                   2,956            13,568
    Accrued vacation                                       82,699            60,945
    Other                                                 179,344           128,542
  Current portion of notes payable (Note 5)                30,000           100,000
  Deferred maintenance revenue (Note 2)                   176,325           140,667
                                                      -----------       -----------
           Total current liabilities                    1,109,307         1,175,221
                                                      -----------       -----------
NOTES PAYABLE (less current portion)
  (Note 5)                                                                   30,000
                                                      -----------       -----------
STOCKHOLDERS' EQUITY (Notes 1, 6, 7):
  Common stock                                          8,982,842         8,982,580
  Contributed capital                                     675,757           675,757
  Treasury stock                                           (2,290)           (2,290)
  Accumulated deficit                                  (8,364,210)       (7,100,303)
                                                      -----------       -----------
           Total stockholders' equity                   1,292,099         2,555,744
                                                      -----------       -----------
TOTAL                                                 $ 2,401,406       $ 3,760,965
                                                      ===========       ===========




See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1997 AND 1996
--------------------------------------------------------------------------------

                                                          1997              1996
                                                      -----------       -----------
NET SALES (Note 2)                                    $ 7,044,857       $ 8,099,034

COST OF PRODUCTS SOLD (Note 10)                           944,851         2,555,049

RESERVE FOR OBSOLETE INVENTORY (Note 2)                   861,793            34,141

AMORTIZATION AND WRITE-OFF OF DEFERRED SOFTWARE
  DEVELOPMENT COSTS (Note 2)                              135,540           122,494

LICENSING FEES (Note 2)                                 1,145,063           665,773
                                                      -----------       -----------

GROSS PROFIT                                            3,957,610         4,721,577

RESEARCH AND DEVELOPMENT                                  387,059           326,141

SELLING, GENERAL AND ADMINISTRATIVE (Notes 2, 4)        4,864,898         4,566,964

LEASE TERMINATION COSTS (Notes 4, 5)                                         54,675
                                                      -----------       -----------

LOSS FROM OPERATIONS                                   (1,294,347)         (226,203)

OTHER INCOME                                               30,440            66,656
                                                      -----------       -----------


NET LOSS                                              $(1,263,907)      $  (159,547)
                                                      ===========       ===========


NET LOSS PER COMMON SHARE (Notes 6,10)                $     (0.10)      $     (0.01)
                                                      ===========       ===========



See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1997 AND 1996
--------------------------------------------------------------------------------

                                     COMMON                                                                 TOTAL
                                     STOCK          CONTRIBUTED       TREASURY       ACCUMULATED         STOCKHOLDERS'
                                 NO PAR VALUE         CAPITAL           STOCK           DEFICIT             EQUITY
                                 -----------         ---------         --------      ------------        -----------
BALANCE AT JUNE 30, 1995         $ 8,965,690         $ 675,757         $ (2,290)     $ (6,940,756)       $ 2,698,401

SALE OF COMMON STOCK                  16,890                                                                  16,890

NET LOSS                                                                                 (159,547)          (159,547)
                                 -----------         ---------         --------      ------------        -----------

BALANCE AT JUNE 30, 1996           8,982,580           675,757           (2,290)       (7,100,303)         2,555,744

SALE OF COMMON STOCK                     262                                                                     262

NET LOSS                                                                               (1,263,907)        (1,263,907)
                                 -----------         ---------         --------      ------------        -----------


BALANCE AT JUNE 30, 1997         $ 8,982,842         $ 675,757         $ (2,290)     $ (8,364,210)       $ 1,292,099
                                 ===========         =========         ========      ============        ===========


See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                               1997             1996
                                                                           -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                 $(1,263,907)      $  (159,547)
                                                                           -----------       -----------
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation                                                               216,218           108,338
    Amortization and write-off of software development costs                   135,540           122,494
    Reserve for obsolete inventory                                             861,793            34,141
    Provision for doubtful accounts                                            (16,122)           (3,347)
    Loss on disposal of fixed assets                                             3,124               613
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                               193,645          (275,761)
      (Increase) decrease in inventory                                          46,752          (544,605)
      Increase in prepaid expenses                                              (1,559)          (18,224)
      Decrease in deposits                                                                         5,062
      Increase (decrease) in accounts payable                                 (116,168)          115,308
      Increase in accrued expenses                                              84,596            86,848
      Decrease in accrued lease termination costs                                               (249,000)
      Increase in deferred maintenance revenue                                  35,658            52,659
                                                                           -----------       -----------
           Total adjustments                                                 1,443,477          (565,474)
                                                                           -----------       -----------
           Net cash provided by (used in) operating activities                 179,570          (725,021)
                                                                           -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from marketable securities                                          407,296           975,272
  Purchase of fixed assets                                                     (59,404)         (114,810)
  Expenditures for software development costs                                 (190,665)         (193,342)
                                                                           -----------       -----------
           Net cash provided by investing activities                           157,227           667,120
                                                                           -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                                               262            12,629
  Proceeds from notes payable                                                                    140,000
  Payment on notes payable                                                    (100,000)          (10,000)
                                                                           -----------       -----------
           Net cash provided by (used in) financing activities                 (99,738)          142,629
                                                                           -----------       -----------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                                  237,059            84,728

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                            203,441           118,713
                                                                           -----------       -----------

  End of year                                                              $   440,500       $   203,441
                                                                           ===========       ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Upon exercise of common stock options for the year ended June 30, 1996, $4,261 was charged to previously accrued compensation expense.


See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 1997 AND 1996


1.    INITIAL PUBLIC OFFERING

      In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock. The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

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

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Prior to April, 1997 depreciation was computed using the following useful lives:

           Equipment                                    5 years
           Furniture and Fixtures                       7 years

      Effective April 1, 1997, the Company adopted a three-year amortization period for all computer equipment. The change in service life was applied on a prospective basis resulting in a fourth quarter adjustment (see Note
      10).

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Due to slower than expected sales, the Company decided to record a reserve of approximately $800,000 for OCTUS PCTA inventory during the fiscal third quarter. This reserve represents essentially the entire cost of the OCTUS PCTA-related retail product inventory. Inventories consist of:

                                                  1997             1996
                                              -----------       -----------
      Literature and other documentation      $    39,176       $    70,935
      Computer hardware                           958,173           973,166
      Allowance for obsolete inventory           (895,934)          (34,141)
                                              -----------       -----------
      Total inventory                         $   101,415       $ 1,009,960
                                              ===========       ===========




SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:

                                SALES FOR THE YEARS ENDED JUNE 30,
                                 1997                      1996
                         -------------------       --------------------
                           AMOUNT          %         AMOUNT        %
                         ----------       --       ----------        --
      Distributor A      $3,908,169       56%
      Distributor B                                $  813,346        10%
                                                   ----------    ------
      Total              $3,908,169       56%      $  813,346        10%
                         ==========       ==       ==========        ==



      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                       PERCENT OF
                                                         GROSS
                                                        ACCOUNTS
                                        DISTRIBUTORS   RECEIVABLE
                                        ------------   ----------
      June 30, 1997                           2            74%
      June 30, 1996                           2            58%

      INTERNATIONAL SALES - The Company had international sales as follows:

                               SALES FOR THE YEARS ENDED JUNE 30,
                               1997                        1996
                       -------------------         --------------------
                         AMOUNT          %           AMOUNT          %
                       ---------        --         ----------        --
      Canada           $ 161,952         2%        $ 925,333        11%
      Other               34,913         1%           14,255         0%
                       ---------        --         ----------        --

      Total            $ 196,865         3%        $ 939,588         11%
                       =========        ==         ==========        ==

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

      Costs capitalized were $190,665 and $193,342 and related amortization was $135,540 and $122,494 for 1997 and 1996, respectively. Write offs of capitalized costs included within total amortization expense were $26,585 in 1997.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on all software sales made by the distributors. This license fee is for the distribution of the Company's products.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values. The Company's notes payable also approximate fair value based on the borrowing rates currently available to the Company for notes with similar terms and average maturities.

      ACCOUNTING CHANGES - In 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows. Additionally, in 1997, FASB issued Statement No. 128, "Earnings Per Share," which revises the manner in which earnings per share is calculated. The statement is effective for the reporting period ending June 30, 1998 and is not expected to have a significant impact on the Company's earnings per share.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 1996 amounts have been reclassified in order to conform to fiscal 1997 presentation.

3.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                      NET
                                                       AMORTIZED                   UNREALIZED
      DESCRIPTION                                         COST         MARKET         GAIN
                                                       ---------      --------     ----------
      June 30, 1997 - United States Treasury Bills      $363,095      $372,677      $  9,582
                                                        ========      ========      ========

      June 30, 1996 - United States Treasury Bills      $770,391      $778,146      $  7,755
                                                        ========      ========      ========

4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

     The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

      Year Ending June 30:
      --------------------
              1998                                               $ 184,500
              1999                                                 205,000
              2000                                                 210,000
              2001                                                 220,000
              2002                                                 183,330

      Rent expense for the leased office space was $295,506 and $276,927 in 1997 and 1996, respectively.

5.    NOTES PAYABLE

      Notes Payable consisted of the following at June 30, 1997 and 1996, respectively:

                                       1997          1996
                                     --------      --------
      Term Note Payable - Bank       $ 30,000      $ 90,000
      Term Note Payable - Other                      40,000
                                                   --------
      Total                          $ 30,000      $130,000
                                     ========      ========

      The Term Note Payable - Bank bears interest at the prime lending rate (8.25% at June 30, 1997). The remaining term is 6 months. The note is secured by various securities on deposit with the bank.

6.    CAPITAL STOCK AND LOSS PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                      COMMON                          IN
                                    AUTHORIZED        ISSUED       OUTSTANDING      TREASURY
                                    ----------      ----------      ----------      ---------
      Balance at June 30, 1997      15,000,000      12,281,751      12,279,751        2,000
                                    ==========      ==========      ==========        =====

      Balance at June 30, 1996      15,000,000      12,281,371      12,279,371        2,000
                                    ==========      ==========      ==========        =====

      Loss per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive. The weighted average number of common shares outstanding was 12,279,561 and 12,269,699 in 1997 and 1996, respectively.

7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four - year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 option granted become exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Had compensation cost for stock option grants made in fiscal years 1997 and 1996 been determined using the fair value method consistent with SFAS No. 123, the Company's net loss and net loss per share would have been effected as follows:

                                                 1997             1996
                                            -------------      -----------
      For the year ended June 30:
        Net loss-as reported                $   1,263,907      $   159,547
        Net loss - proforma                     1,282,310          161,979

      Net loss per share - as reported               0.10             0.01
      Net loss per share - proforma                  0.10             0.01

      The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                    1997          1996
                                                   -------       -------
      Expected volatility                              15%           15%
      Risk-free interest rate                         6.1%          6.1%
      Expected term of options                     5 years       5 years
      Expected dividend yield                           0%            0%

      Information regarding the Company's stock option plan for the years ended June 30, 1997 and 1996 is as follows:

                                                               1997                           1996
                                                     -------------------------       -----------------------
                                                                      WEIGHTED                      WEIGHTED
                                                                      AVERAGE                        AVERAGE
                                                                      EXERCISE                       EXERCISE
                                                      SHARES           PRICE         SHARES           PRICE
                                                     --------         --------       --------        -------
      Outstanding at beginning of year               362,417           $ 1.06        205,649          $ 0.80
      Granted                                         57,500             0.72        219,015            1.11
      Forfeited                                      (41,925)            1.04        (47,298)           0.73
      Exercised                                         (380)            0.69        (14,949)           0.84
                                                      ------           -----       ---------          ----

      Outstanding at end of year                     377,612           $ 0.94        362,417          $ 1.06
                                                    ========          =======       ========         ======

      Options exercisable at end of year             147,369             0.91         90,447            0.85
                                                    ========            =====        =======           ====

      Weighted average fair value of option
        granted during year                           $ 0.16                         $ 0.09

                                                    UTSTANDING                        EXERCISABLE
                                         ----------------------------------       --------------------
                                                      WEIGHTED     WEIGHTED                   WEIGHTED
                                                      REMAINING    AVERAGE                    AVERAGE
                                                     CONTRACTUAL   EXERCISE                   EXERCISE
                                         OPTIONS     LIFE (YEARS)    PRICE        OPTIONS      PRICE
                                         -------     ------------  --------       -------     --------
      Range of exercise price
        .66 - .90                        199,097        7.84         $ 0.77       102,740      $ 0.82
        .91 - 1.14                       178,515        9.00           1.14        44,629        1.14
                                         -------                     ------       -------      ------

                                         377,612                     $ 0.94       147,369      $ 0.91
                                         =======                     ======       =======      ======

      On July 14, 1997, the Company granted an additional 298,255 stock options at a price equal to the market value at the date of the grant. The options carry the same vesting and expiration terms as those defined above. The options have been excluded from the above disclosure.

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

      Deferred taxes consist of the following:

                                                   JUNE 30,          JUNE 30,
                                                     1997              1996
                                                 -----------       -----------
      Current deferred tax asset:
        Deferred revenue                         $    59,951       $    47,827
        Inventory reserve                            304,617                --
        Accrued compensation                           7,581             9,411
        Reserves not currently deductible             12,785            18,267
        Accrued rent                                  23,629            14,328
                                                 -----------       -----------
                 Total                               408,563            89,833
        Less valuation allowance                    (408,563)          (89,833)
                                                 -----------       -----------
      Net                                        $        --       $        --
                                                 ===========       ===========

                                                   JUNE 30,          JUNE 30,
                                                     1997              1996
                                                 -----------       -----------
      Non-current deferred tax asset:
        Net operating loss carryforward          $ 2,312,046       $ 2,173,836
        Research and development credits             156,725           134,525
                                                 -----------       -----------
                 Total                             2,468,771         2,308,361
      Non-current deferred tax liability:
        Deferred software development costs         (121,832)         (103,007)
                                                 -----------       -----------
        Net non-current deferred tax asset         2,346,939         2,205,354
        Less valuation allowance                  (2,346,939)       (2,205,354)
                                                 -----------       -----------
      Net                                        $        --       $        --
                                                 ===========       ===========

      The provision for income taxes for the year ended June 30, 1997 and 1996 consists of the following:

                                                     1997              1996
                                                 -----------       -----------
      Current provision                          $        --       $        --
      Deferred credit                                460,315            66,178
                                                 -----------       -----------
                 Total                               460,315            66,178
      Less increase in
         the valuation allowance                    (460,315)          (66,178)
                                                 -----------       -----------
      Income tax expense                         $        --       $        --
                                                 ===========       ===========

      At June 30, 1997, the Company has net operating loss carryforwards of approximately $6,800,135 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at June 30, 1997, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $156,725 which will begin to expire in 2002.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the years ended June 30, 1997 and 1996, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. For the year ended June 30, 1997, the difference in methodology results in a reported US GAAP net loss in excess of Canadian GAAP of $91,015. The 1997 difference results primarily from the effects of the change in service life of computer equipment (see Note 2). No material difference existed during fiscal 1996. The difference does not have a material effect on the earnings per share calculation for either year.

10.   SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

      The Company's fiscal 1997 results are inclusive of two significant adjustments recorded in the fourth quarter; the change in estimate associated with the service lives of computer equipment and a change in estimate for outstanding fees due to an outside party. The effects of the adjustments on income and related per share amounts were as follows:

                                                  INCOME
                                                  (LOSS)           PER-SHARE
                                                 ---------         ---------
      Depreciation                               $ (94,696)         (0.01)
      Outstanding fees                             160,611           0.01



                                   * * * * * *