Form 10KSB40, Exhibit 13
period 1998-06-30
CINTECH TELE MANAGEMENT SYSTEMS INC
filed 1998-09-28
CIK 926038

[DELOITTE &
TOUCHE LLP LOGO]                -----------------------------------------------
                                CINTECH
                                TELE-MANAGEMENT
                                SYSTEMS, INC.

                                Financial Statements for the Years Ended
                                June 30, 1998 and 1997 and Independent
                                Auditors' Report








---------------
DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
---------------

[DELOITTE &
TOUCHE LLP LOGO]


                                                                    [LETTERHEAD]




INDEPENDENT AUDITORS' REPORT


To the Stockholders of
  Cintech Tele-Management Systems, Inc.

We have audited the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of June 30, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

August 26, 1998








---------------
DELOITTE TOUCHE
TOHMATSU
---------------

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
JUNE 30, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                  LIABILITIES AND STOCKHOLDERS'
ASSETS                                       1998         1997    EQUITY                                        1998         1997

CURRENT ASSETS:                                                   CURRENT LIABILITIES:
  Cash and Cash Equivalents (Note 2)       $  913,699  $  440,500   Accounts payable                      $    201,292  $   533,103
  Marketable securities (Notes 3, 5)          909,147     363,095   Accrued liabilities:
  Accounts receivable, trade - (net of                              Accrued salaries                           222,562      104,159
  allowance of $28,397 and $37,604                                  Accrued payroll taxes                       13,660        3,677
  in 1998 and 1997, respectively) (Note 2)  1,530,743     973,948   Accrued vacation                            86,782       82,699
  Inventory (Note 2)                           87,472     101,415   Other                                      300,302      179,344
  Prepaid expenses                             28,450      19,783   Notes payable (Note 5)                          -        30,000
                                           ----------  ----------
      Total current assets                  3,469,511   1,898,741   Deferred maintenance revenue (Note 2)      442,611      176,325
                                           ----------  ----------                                         ------------  -----------
                                                                              Total current liabilities      1,267,209    1,109,307
FIXED ASSETS (Notes 2,4):                                                                                 ------------  -----------
  Equipment                                   668,065     632,489   STOCKHOLDERS' EQUITY (Notes 1,6,7):
  Furniture and fixtures                      146,592     120,269   Common stock                             8,982,842    8,982,842
                                           ----------  ----------   Contributed capital                        675,757      675,757
      Total                                   814,657     752,758   Treasury stock                              (2,290)      (2,290)
  Less accumulated depreciation              (703,804)   (608,423)  Accumulated deficit                    (7,118,037)   (8,364,210)
                                           ----------  ----------                                         -----------   -----------
      Total fixed assets - net                110,853     144,335             Total stockholders' equity    2,538,272     1,292,099
                                           ----------  ----------

OTHER ASSETS:

  Software development costs - net
  (Note 2)                                   225,117     358,330
                                          ----------  ----------
      Total other assets                     225,117     358,330
                                          ----------  ----------                                             ----------  ----------
TOTAL                                     $3,805,481  $2,401,406   TOTAL                                     $3,805,481  $2,401,406
                                          ==========  ==========                                             ==========  ==========
See notes to the financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

-------------------------------------------------------------------------------

                                                       1998           1997

NET SALES (Note 2)                                  $9,798,630     $7,044,857

COST OF PRODUCTS SOLD (Notes 2,10)                   1,359,684        944,851

PROVISION FOR OBSOLETE INVENTORY (Note 2)               13,877        861,793

AMORTIZATION AND WRITE-OFF OF DEFERRED SOFTWARE
  DEVELOPMENT COSTS (Note 2)                           323,599        135,540

LICENSING FEES (Note 2)                              1,918,402      1,145,063
                                                    ----------    -----------

GROSS PROFIT                                         6,183,068      3,957,610

RESEARCH AND DEVELOPMENT                               531,650        443,776

SELLING, GENERAL AND ADMINISTRATIVE (Notes 2,4)      4,444,225      4,808,181
                                                    ----------    -----------

INCOME (LOSS) FROM OPERATIONS                        1,207,193     (1,294,347)

OTHER INCOME                                            38,980         30,440
                                                    ----------    -----------

NET INCOME (LOSS)                                   $1,246,173    $(1,263,907)
                                                    ==========    ===========

BASIC AND DILUTED EARNINGS
(LOSS) PER COMMON SHARE (Notes 6,10)                $     0.10    $     (0.10)
                                                    ==========    ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

-------------------------------------------------------------------------------

                                     COMMON                                                                TOTAL
                                      STOCK          CONTRIBUTED     TREASURY      ACCUMULATED          STOCKHOLDERS'
                                   NO PAR VALUE        CAPITAL        STOCK          DEFICIT               EQUITY

BALANCE AT JUNE 30, 1996           $8,982,580         $675,757       $(2,290)      $(7,100,303)         $ 2,555,744

SALE OF COMMON STOCK                      262                                                                   262

NET LOSS                                                                            (1,263,907)          (1,263,907)
                                   ----------         --------       -------       -----------          -----------
BALANCE AT JUNE 30, 1997            8,982,842          675,757        (2,290)       (8,364,210)           1,292,099

NET INCOME                                                                           1,246,173            1,246,173
                                   ----------         --------       -------       -----------          -----------

BALANCE AT JUNE 30, 1998           $8,982,842         $675,757       $(2,290)      $(7,118,037)          $ 2,538,272
                                   ==========         ========       =======       ===========          ============

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
-------------------------------------------------------------------------------

                                                                                  1998            1997

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                                $1,246,173     $(1,263,907)
                                                                                  ----------     -----------
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation                                                                        96,681         216,218
  Amortization and write-off of software development costs                           323,599         135,540
  Provision for obsolete inventory                                                    13,877         861,793
  Provision for doubtful accounts                                                     (9,207)        (16,122)
  Loss on disposal of fixed assets                                                                     3,124
  Changes in assets and liabilities:
   (Increase) decrease in accounts receivable                                       (547,588)        193,645
   Decrease in inventory                                                                  66          46,752
   Increase in prepaid expenses                                                       (8,667)         (1,559)
   Decrease in accounts payable                                                     (331,811)       (116,168)
   Increase in accrued expenses                                                      253,427          84,596
   Increase in deferred maintenance revenue                                          266,286          35,658
                                                                                  ----------     -----------
     Total adjustments                                                                56,663       1,443,477
                                                                                  ----------     -----------
     Net cash provided by operating activities                                     1,302,836         179,570
                                                                                  ----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale (purchase) of marketable securities                            (546,052)        407,296
  Purchase of fixed assets                                                           (63,199)        (59,404)
  Expenditures for software development costs                                       (190,386)       (190,665)
                                                                                  ----------     -----------
     Net cash provided by (used in) investing activities                            (799,637)        157,227
                                                                                  ----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                                                                     262
  Payment on notes payable                                                           (30,000)       (100,000)
                                                                                  ----------     -----------
     Net cash used in financing activities                                           (30,000)        (99,738)
                                                                                  ----------     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                            473,199         237,059

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                  440,500         203,441
                                                                                  ----------     -----------

  End of year                                                                     $  913,699     $   440,500
                                                                                  ==========     ===========



See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
-------------------------------------------------------------------------------

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

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to hardware replacement or on site support to be provided during the first 12 months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve, included in other accrued liabilities in the financial statements, is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Prior to April 1997 depreciation was computed using the following useful lives:


               Equipment                          5 years
               Furniture and Fixtures             7 years


      Effective April 1, 1997, the Company adopted a three-year amortization period for all computer equipment. The change in service life was applied on a prospective basis resulting in a fourth quarter adjustment (see Note
      10).

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. In fiscal 1997, due to slower than expected sales, the Company decided to record a reserve for OCTUS PCTA inventory. This reserve represents essentially the entire cost of the OCTUS PCTA-related retail product inventory. Inventories consist of:

                                                         1998          1997

               Literature and other documentation     $  27,107     $  39,176
               Computer hardware                        933,500       958,173
               Allowance for obsolete inventory        (873,135)     (895,934)
                                                       --------      --------

               Total inventory                        $  87,472     $ 101,415
                                                      =========     =========

      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to a major distributor, as follows:


                                         SALES FOR THE YEARS ENDED JUNE 30,
                                             1998                1997
                                         ----------------    ----------------
                                         AMOUNT         %    AMOUNT         %

                    Distributor A       $5,969,862     61%  $3,908,169     56%
                                        ==========     ==   ==========     ==


      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:


                                                                 PERCENT OF
                                                                   GROSS
                                                                 ACCOUNTS
                                                 DISTRIBUTORS    RECEIVABLE
                    June 30, 1998                    1               86%
                    June 30, 1997                    2               74%

      INTERNATIONAL SALES - The Company had international sales as follows:


                                        SALES FOR THE YEARS ENDED JUNE 30,

                                             1998                1997
                                       ---------------      ----------------
                                        AMOUNT      %         AMOUNT     %

               Canada                  $ 69,844     1%      $161,952     2%
               Other                     40,368    --         34,913     1%
                                       --------   ---       --------   ---

               Total                   $110,212     1%      $196,865     3%
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

      Costs capitalized were $190,386 and $190,665 and related amortization was $323,599 and $135,540 for 1998 and 1997, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate. This accelerated write-off resulted in amortization of $181,042 and $26,585, included within total amortization expense, in fiscal 1998 and 1997, respectively.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING CHANGES - In 1997, the Financial Accounting Standards Board
      (FASB) issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows. In 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which is effective for all periods beginning after June 15, 1999, will have no impact on the Company's reported financial position, results of operations or cash flows.

      Additionally, in 1997, FASB issued Statement No. 128, "Earnings Per Share" which revises the manner in which earnings per share is calculated. This statement was adopted during 1998 and has been reflected within the accompanying financial statements. Earnings per share for 1997 have been restated. See Note 6.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 1997 amounts have been reclassified in order to conform to fiscal 1998 presentation.

3.    MARKETABLE SECURITIES


      The Company maintains various investments in treasury bills and federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                        Net
                                               Amortized            Unrealized
Description                                      Cost       Market     Gain

June 30, 1998 - Federal Agency Notes           $909,147   $915,957    $6,810

June 30, 1997 - United States Treasury Bills   $363,095   $372,677    $9,582


4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

                    Year Ending June 30:
                       1999    $ 205,000
                       2000      210,000
                       2001      220,000
                       2002      183,000

      Rent expense for the leased office space was $293,105 and $295,506 in 1998 and 1997, respectively.

5.    NOTES PAYABLE

      The Company had a Term Note Payable - Bank bearing interest at the prime lending rate (8.25% at June 30, 1997) which was paid in full, principal and interest, on December 19, 1997. The note was secured by various securities on deposit with the bank.

6.    CAPITAL STOCK AND INCOME (LOSS) PER SHARE

      The following schedule is a summary of the Company's shares of capital stock at June 30, 1998 and 1997.


                              Common Stock In

                   Authorized       Issued        Outstanding      Treasury

     Balance        15,000,000     12,281,751       12,279,751       2,000


      Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed in 1997 as the effect is antidilutive.

      In accordance with FASB No. 128 "Earnings Per Share," the Company's basic and diluted earnings per share were determined as follows:


                                                 1998                                          1997
                                  ---------------------------------------    ---------------------------------------
                                    INCOME         SHARES       PER SHARE      INCOME          SHARES      PER SHARE
BASIC EPS                         (NUMERATOR)   (DENOMINATOR)    AMOUNT      (NUMERATOR)    (DENOMINATOR)    AMOUNT

Income (loss) available to
  common stockholders             $1,246,173     12,279,751      $0.10       $(1,263,907)     12,279,751    $(0.10)

EFFECT OF DILUTIVE SECURITIES

Stock options                                       133,719
                                  ----------     ----------      -----       -----------      ----------    ------

DILUTED EPS

Income (loss) available to
  common stockholders
  and assumed conversions         $1,246,173     12,413,470      $0.10       $(1,263,907)     12,279,751    $(0.10)
                                  ==========     ==========      =====       ===========      ==========    ======


7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding certain options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four-year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted become exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Had compensation cost for stock option grants made in fiscal years 1998 and 1997 been determined using the fair value method consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been effected as follows:


                                                                 1998            1997

For the year ended June 30:
  Net income (loss) - as reported                             $1,246,173     $(1,263,907)
  Net income (loss) - proforma                                 1,135,946      (1,282,310)
Basic and diluted earnings (loss) per share - as reported           0.10           (0.10)
Basic and diluted earnings (loss) per share - proforma              0.09           (0.10)


      The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

'
                                      1998         1997

Expected volatility                     69%         15%
Risk-free interest rate               5.52%        6.1%
Expected term of options           5 years      5 years
Expected dividend yield                  0%          0%


      Information regarding the Company's stock option plan for the years ended June 30, 1998 and 1997 is as follows:


                                                    1998                     1997
                                            ----------------------  ----------------------
                                                         WEIGHTED                WEIGHTED
                                                         AVERAGE                 AVERAGE
                                                         EXERCISE                EXERCISE
                                            OPTIONS       PRICE      OPTIONS      PRICE
                                           ---------     --------    -------     ---------
Outstanding at beginning of year             380,112      $   0.95    365,417     $   0.98
Granted                                      650,855          0.51     57,000         0.78
Forfeited                                   (109,318)         0.61    (41,925)        1.04
Exercised                                                                (380)        0.69
                                           ---------                              --------

Outstanding at end of year                   921,649      $   0.68    380,112     $   0.95
                                           =========                 ========

Options exercisable at end of year           213,429      $   0.92    148,119     $   0.91
                                           =========                 ========

Weighted average fair value of options
  granted during year                      $    0.17                 $   0.20


                                                    OUTSTANDING                      EXERCISABLE
                                          ---------------------------------     ----------------------
                                                      WEIGHTED     WEIGHTED                   WEIGHTED
                                                      REMAINING    AVERAGE                    AVERAGE
                                                     CONTRACTUAL   EXERCISE                   EXERCISE
                                          OPTIONS    LIFE (YEARS)   PRICE       OPTIONS         PRICE

Range of exercise price
 .29  - .69                                340,351       8.99         $0.38       51,138        $ 0.69
 .71  - .80                                350,600       9.74          0.72       12,500          0.80
 .88  -1.14                                230,698       7.22          1.05      149,791          1.01
                                          -------                               -------

                                          921,649       8.83         $0.68      213,429        $ 0.92
                                          =======                               =======


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

Deferred taxes consist of the following:

                                        JUNE 30,       JUNE 30,
                                          1998           1997

Current deferred tax asset:
 Deferred revenue                      $ 150,488      $  59,951
 Inventory reserve                       296,866        304,617
 Accrued compensation                      8,197          7,581
 Reserves not currently deductible         9,655         12,785
 Accrued rent                             26,554         23,629
                                       ---------      ---------
     Total                               491,760        408,563
 Less valuation allowance               (491,760)      (408,563)
                                       ---------      ---------

Net                                    $      --      $      --
                                       =========      =========


                                            JUNE 30,        JUNE 30,
                                             1998             1997

Non-current deferred tax asset:
  Net operating loss carryforward         $ 2,027,953      $2,312,046
  Research and development credits            178,925         156,725
                                          -----------      ----------
     Total                                  2,206,878       2,468,771
Non-current deferred tax liability:
  Deferred software development costs         (76,540)       (121,832)
                                          -----------      ----------
  Net non-current deferred tax asset        2,130,338       2,346,939
  Less valuation allowance                 (2,130,338)     (2,346,939)
                                          -----------      ----------

Net                                       $        --      $       --
                                          ===========      ==========


The provision for income taxes for the year ended June 30, 1998 and 1997 consists of the following:


                                                      1998          1997

Current provision                                  $      --     $      --
Deferred credit (provision)                         (133,404)      460,315
                                                   ---------     ---------
          Total                                     (133,404)      460,315
Decrease (increase) in the valuation allowance       133,404      (460,315)
                                                   ---------     ---------

Income tax expense                                 $      --     $      --
                                                   =========     =========


At June 30, 1998, the Company has net operating loss carryforwards of approximately $5,900,000 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at June 30, 1998, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $178,000 which will begin to expire in 2002.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the years ended June 30, 1998 and 1997, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. For the year ended June 30, 1998, the difference in methodology results in a reported US GAAP net income in excess of Canadian GAAP of $11,768. For the year ended June 30, 1997, the difference in methodology results in a reported US GAAP net loss in excess of Canadian GAAP of $91,015. The difference does not have a material effect on the earnings per share calculation for either year.

10.   SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

      The Company's fiscal 1998 and 1997 results are inclusive of significant adjustments recorded in the fourth quarter. In 1998, the Company recorded a change in estimate of the economic life of certain products and a change in estimate for warranty reserves. In 1997, the Company recorded a change in estimate associated with the service lives of computer equipment and a change in estimate for outstanding fees due to an outside party. The effects of the adjustments on income and related per share amounts were as follows:


                                         1998                         1997
                              --------------------------   -------------------------
                              INCOME/(LOSS)    PER-SHARE   INCOME/(LOSS)   PER-SHARE

Software Development Costs     $(181,042)     $  (0.01)
Warranty Reserves                (98,291)        (0.01)
Depreciation                                                 $ (94,696)    $  (0.01)
Outstanding fees                                               160,611         0.01



                                   * * * * * *