Form 10KSB/A, Exhibit 13
period 1999-06-30
CINTECH TELE MANAGEMENT SYSTEMS INC
filed 1999-09-28
CIK 926038

                                   CINTECH
                                   TELE-MANAGEMENT
                                   SYSTEMS, INC.

                                   Financial Statements for the Years Ended
                                   June 30, 1999 and 1998 and Independent
                                   Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Stockholders of
  Cintech Tele-Management Systems, Inc.

We have audited the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of June 30, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

August 20, 1999

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------

ASSETS                                              1999            1998
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)            $  1,500,081    $    913,699
  Marketable securities (Note 2)                   4,864,847         916,832
  Accounts receivable, trade - (net of
    allowance of $50,601 and $28,397
     in 1999 and 1998, respectively) (Note 1)      1,022,153       1,523,058
  Inventory (Note 1)                                  25,781          87,472
  Prepaid expenses                                    30,172          28,450
  Deferred income taxes (Note 7)                     298,960            --
                                                ------------    ------------
           Total current assets                    7,741,994       3,469,511
                                                ------------    ------------

FIXED ASSETS (Note 1):
  Equipment                                          757,190         668,065
  Furniture and fixtures                             151,433         146,592
                                                ------------    ------------
           Total                                     908,623         814,657
  Less accumulated depreciation                     (786,988)       (703,804)
                                                ------------    ------------
           Total fixed assets - net                  121,635         110,853
                                                ------------    ------------

OTHER ASSETS:
  Deferred income taxes (Note 7)                     274,996            --
  Software development costs - net (Note 1)          578,156         225,117
                                                ------------    ------------
           Total other assets                        853,152         225,117
                                                ------------    ------------

TOTAL                                           $  8,716,781    $  3,805,481
                                                ============    ============

LIABILITIES AND STOCKHOLDERS'
  EQUITY                                            1999            1998

  CURRENT LIABILITIES:
    Accounts payable                            $    270,434    $    201,292
    Accrued liabilities:
      Accrued salaries                               607,408         222,562
      Accrued vacation                               101,507          86,782
      Accrued income taxes                            58,340            --
      Accrued payroll taxes                           46,801          13,660
      Other                                          301,687         300,302
    Deferred maintenance revenue (Note 1)            728,678         442,611
                                                ------------    ------------
             Total current liabilities             2,114,855       1,267,209
                                                ------------    ------------

  STOCKHOLDERS' EQUITY (Notes 1,5,6):
    Common stock                                   8,993,777       8,982,842
    Contributed capital                              675,757         675,757
    Treasury stock                                    (2,290)         (2,290)
    Accumulated deficit                           (3,065,318)     (7,118,037)
                                                ------------    ------------
             Total stockholders' equity            6,601,926       2,538,272
                                                ------------    ------------
  TOTAL                                         $  8,716,781    $  3,805,481
                                                ============    ============

See notes to the financial statements

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------

                                                          1999           1998

NET SALES (Note 1)                                    $ 12,387,857   $  9,798,630

COST OF PRODUCTS SOLD (Note 1)                           1,120,427      1,373,561

AMORTIZATION OF SOFTWARE DEVELOPMENT COSTS (Note 1)        157,189        323,599

LICENSING FEES (Note 1)                                  2,281,314      1,918,402
                                                      ------------   ------------

GROSS PROFIT                                             8,828,927      6,183,068

RESEARCH AND DEVELOPMENT                                   415,657        531,650

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1,3)          4,949,538      4,444,225
                                                      ------------   ------------

INCOME FROM OPERATIONS                                   3,463,732      1,207,193

OTHER INCOME                                               121,776         38,980
                                                      ------------   ------------

INCOME BEFORE INCOME TAX BENEFIT                         3,585,508      1,246,173

INCOME TAX BENEFIT (Note 7)                                467,211           --
                                                      ------------   ------------

NET INCOME                                            $  4,052,719   $  1,246,173
                                                      ============   ============

BASIC EARNINGS PER COMMON SHARE (Note 5)              $       0.33   $       0.10
                                                      ============   ============

DILUTED EARNINGS PER COMMON SHARE (Note 5)            $       0.32   $       0.10
                                                      ============   ============

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                                            TOTAL
                                          COMMON STOCK   CONTRIBUTED       TREASURY     ACCUMULATED     STOCKHOLDERS'
                                          NO PAR VALUE     CAPITAL          STOCK         DEFICIT          EQUITY

BALANCE AT JUNE 30, 1997                  $  8,982,842   $    675,757   $     (2,290)   $ (8,364,210)   $  1,292,099

NET INCOME                                                                                 1,246,173       1,246,173
                                          ------------   ------------   ------------    ------------    ------------

BALANCE AT JUNE 30, 1998                     8,982,842        675,757         (2,290)     (7,118,037)      2,538,272

STOCK OPTIONS EXERCISED (21,434 shares)         10,935                                                        10,935

NET INCOME                                                                                 4,052,719       4,052,719
                                          ------------   ------------   ------------    ------------    ------------

BALANCE AT JUNE 30, 1999                  $  8,993,777   $    675,757   $     (2,290)   $ (3,065,318)   $  6,601,926
                                          ============   ============   ============    ============    ============

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                      1999            1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $  4,052,719    $  1,246,173
                                                                 ------------    ------------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                       85,394          96,681
    Amortization of software development costs                        157,189         323,599
    Deferred income taxes                                            (573,956)           --
    Provision for doubtful accounts                                    22,204          (9,207)
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                      478,701        (547,588)
      Decrease in inventory                                            61,692          13,943
      Increase in prepaid expenses                                     (1,722)         (8,667)
      Increase (decrease) in accounts payable                          69,141        (331,811)
      Increase in accrued expenses                                    492,437         253,427
      Increase in deferred maintenance revenue                        286,067         266,286
                                                                 ------------    ------------
           Total adjustments                                        1,077,147          56,663
                                                                 ------------    ------------
           Net cash provided by operating activities                5,129,866       1,302,836
                                                                 ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                (3,948,015)       (546,052)
  Purchase of fixed assets                                            (96,176)        (63,199)
  Expenditures for software development costs                        (510,228)       (190,386)
                                                                 ------------    ------------
           Net cash used in investing activities                   (4,554,419)       (799,637)
                                                                 ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options                              10,935            --
  Payment on notes payable                                               --           (30,000)
                                                                 ------------    ------------
           Net cash provided by (used in) financing activities         10,935         (30,000)
                                                                 ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             586,382         473,199

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                   913,699         440,500
                                                                 ------------    ------------

  End of year                                                    $  1,500,081    $    913,699
                                                                 ============    ============

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                    $     62,747    $       --
                                                                 ============    ============

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America. These strategic product partnerships provide the Company with extensive distribution opportunities.

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

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 8.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to hardware or software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve, included in other accrued liabilities in the financial statements, is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

           Equipment                                  5 years
           Furniture and fixtures                     7 years
           Computer equipment                         3 years

INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                         1999          1998

Literature and other documentation   $   14,309    $   27,107
Computer hardware                        21,621       109,222
Allowance for obsolete inventory        (10,149)      (48,857)
                                     ----------    ----------

Total inventory                      $   25,781    $   87,472
                                     ==========    ==========

SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to a major distributor, as follows:


                                                                  SALES FOR THE YEARS ENDED JUNE 30,
                                                                  1999                          1998
                                                        --------------------------   ---------------------------
                                                             AMOUNT         %             AMOUNT          %

Distributor A                                                $ 8,779,085       71 %        $ 5,969,862       61 %
                                                             ============      ====        ============      ====

The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:


                                                         GROSS
                                                        ACCOUNTS
                                        DISTRIBUTORS   RECEIVABLE
June 30, 1999                                2              83%
June 30, 1998                                1              86%

INTERNATIONAL SALES - The Company had international sales as follows:

                                                                   SALES FOR THE YEARS ENDED JUNE 30,
                                                                    1999                         1998
                                                         ---------------------------   --------------------------
                                                             AMOUNT          %             AMOUNT          %

Canada                                                          $ 99,996          1 %        $  69,844         1 %
Other                                                              7,089          -             40,368         -
                                                               ---------         ----        ---------        ----

Total                                                          $ 107,085          1 %        $ 110,212         1 %
                                                               =========         ====        =========        ====

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

Costs capitalized were $510,228 and $190,386 and related amortization was $157,189 and $323,599 for 1999 and 1998, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate. This accelerated write-off resulted in amortization of $3,750 and $181,042, included within total amortization expense, in fiscal 1999 and 1998, respectively.

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

      ACCOUNTING CHANGES - In 1998, the Financial Accounting Standards Board
      (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, which is effective for fiscal year 2001, will have no impact on the Company's reported financial position, results of operations or cash flows.

      The Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1999. There was no impact on the Company's financial statements. The Company also adopted FASB Statement No. 130, "Reporting Comprehensive Income" during the quarter ended September 30, 1998. However, as the Company had no items of comprehensive income, there was no impact on the Company's financial statements.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 1998 amounts have been reclassified in order to conform to fiscal 1999 presentation.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                             NET
                                                AMORTIZED                 UNREALIZED
      DESCRIPTION                                  COST        MARKET        LOSS

      June 30, 1999 - Federal Agency Notes     $4,864,847    $4,858,395     $6,452
                                               ==========    ==========     ======

      June 30, 1998 - Federal Agency Notes     $  916,832    $  915,957     $  875
                                               ===========   ==========     ======

3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:


      Year Ending June 30:
        2000                              $ 210,000
        2001                                220,000
        2002                                183,330

      Rent expense for the leased office space was $293,105 in each of the years ended June 30, 1999 and 1998.

4.    NOTES PAYABLE

      The Company had a Term Note Payable - Bank bearing interest at the prime lending rate which was paid in full, principal and interest, on December 19, 1997.

5.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                   AUTHORIZED      ISSUED     OUTSTANDING   TREASURY

      Balance at June 30, 1999     15,000,000    12,303,185    12,301,185    2,000
                                   ==========    ==========    ==========    =====

      Balance at June 30, 1998     15,000,000    12,281,751    12,279,751    2,000
                                   ==========    ==========    ==========    =====

      Income per common share was based on the weighted average number of common shares outstanding during each period.

      The Company's basic and diluted earnings per share were determined as follows:

                                                         1999                                     1998
                                       ---------------------------------------    --------------------------------------
                                         INCOME         SHARES       PER SHARE      INCOME        SHARES       PER SHARE
      BASIC EPS                        (NUMERATOR)   (DENOMINATOR)     AMOUNT     (NUMERATOR)  (DENOMINATOR)     AMOUNT

      Income available to
        common stockholders            $4,052,719      12,292,802     $ 0.33      $1,246,173    12,279,751      $ 0.10

      EFFECT OF DILUTIVE SECURITIES

      Stock options                                       339,608                                  133,719
                                       ----------      ----------     ------      ----------    ----------      ------

      DILUTED EPS

      Income available to
        common stockholders
        and assumed conversions        $4,052,719      12,632,410     $ 0.32      $1,246,173    12,413,470      $ 0.10
                                       ==========      ==========     ======      ==========    ==========      ======

      Stock options representing 145,000 shares in 1999 and 647,149 shares in 1998 were not included in computing diluted earnings per share because their effects were antidilutive.

6.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted become exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Had compensation cost for stock option grants made in fiscal years 1999 and 1998 been determined using the fair value method consistent with SFAS No. 123, the Company's net income and net income per share would have been effected as follows:

                                                          1999               1998

      For the year ended June 30:
        Net income - as reported                      $ 4,052,719        $ 1,246,173
        Net income - proforma                           4,000,985          1,135,946
      Basic earnings per share - as reported                 0.33               0.10
      Basic earnings per share - proforma                    0.33               0.09
      Diluted earnings per share - as reported               0.32               0.10
      Diluted earnings per share - proforma                  0.32               0.09

      The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                                             1999              1998

      Expected volatility                                     232 %             214 %
      Risk-free interest rate                                6.16 %            5.52 %
      Expected term of options                              5 years           5 years
      Expected dividend yield                                 0%                0%

      Information regarding the Company's stock option plan for the years ended June 30, 1999 and 1998 is as follows:

                                                     1999                  1998
                                              -------------------   -------------------
                                                         WEIGHTED              WEIGHTED
                                                         AVERAGE                AVERAGE
                                                         EXERCISE              EXERCISE
                                               OPTIONS    PRICE      OPTIONS     PRICE
                                              ---------  --------   ---------  --------

      Outstanding at beginning of year         921,649   $ 0.68      380,112    $ 0.95
      Granted                                  207,000     1.28      650,855      0.51
      Forfeited                               (206,592)    0.68     (109,318)     0.61
      Exercised                                (21,434)    0.44         -
                                              --------              --------

      Outstanding at end of year               900,623   $ 0.82      921,649    $ 0.68
                                              ========              ========

      Options exercisable at end of year       361,154   $ 0.80      213,429    $ 0.92
                                              ========              ========

      Weighted average fair value of options
        granted during year                     $ 0.34                $ 0.17

                                                          OUTSTANDING                  EXERCISABLE
                                               ---------------------------------    ------------------
                                                          WEIGHTED      WEIGHTED              WEIGHTED
                                                          REMAINING      AVERAGE              AVERAGE
                                                         CONTRACTUAL    EXERCISE              EXERCISE
                                               OPTIONS   LIFE (YEARS)     PRICE     OPTIONS    PRICE

      Range of exercise price
      .29  -.69                                262,709       7.98        $ 0.40     115,294    $ 0.52
      .71 - .80                                278,252       9.04          0.72      73,214      0.72
      .88 - 1.47                               359,662       7.55          1.21     172,646      1.02
                                               -------                              -------

                                               900,623       8.14        $ 0.82     361,154    $ 0.80
                                               =======                              =======

7.    INCOME TAXES

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

Deferred taxes consist of the following:

                                              JUNE 30,        JUNE 30,
                                                1999            1998

Current deferred tax asset:
  Deferred revenue                         $    247,751    $    150,488
  Inventory reserve                               3,451         296,866
  Accrued compensation                            8,044           8,197
  Reserves not currently deductible              17,204           9,655
  Accrued rent                                   22,510          26,554
                                           ------------    ------------
           Total                                298,960         491,760
  Less valuation allowance                                     (491,760)
                                           ------------    ------------

Net                                        $    298,960    $       --
                                           ============    ============

                                              JUNE 30,         JUNE 30,
                                                1999            1998

Non-current deferred tax asset:
  Net operating loss carryforward          $    815,977    $  2,027,953
  Research and development credits              201,125         178,925
  Alternative minimum tax credit                 63,581
                                           ------------    ------------
           Total                              1,080,683       2,206,878
Non-current deferred tax liability:
  Deferred software development costs          (196,573)        (76,540)
                                           ------------    ------------
  Net non-current deferred tax asset            884,110       2,130,338
  Less valuation allowance                     (609,114)     (2,130,338)
                                           ------------    ------------

Net                                        $    274,996    $       --
                                           ============    ============

The benefit (provision) for income taxes for the year ended June 30, 1999 and 1998 consists of the following:

                                               1999            1998

Current provision                          $   (106,745)   $       --
Deferred provision                           (1,439,028)       (133,404)
                                           ------------    ------------
           Total                             (1,545,773)       (133,404)
Decrease in the valuation allowance           2,012,984         133,404
                                           ------------    ------------
Incometax benefit                          $    467,211    $       --
                                           ============    ============


The primary differences between the statutory rate for federal income tax and the effective income tax rate are the utilization of net operating losses to offset current income and the change in the valuation allowance. At June 30, 1999, the Company has net operating loss carryforwards of approximately $2,400,000 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2009 and continuing through 2013. Also at June 30, 1999, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $201,000 which will begin to expire in 2000.

      In 1999, the valuation allowance was reduced to $609,114 based on the present and expected future profitability of the Company.

8. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the years ended June 30, 1999 and 1998, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, and computer equipment are depreciated over useful lives of seven, five, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, and computer equipment are to be depreciated over useful lives of five, three, and three years, respectively, using a straight-line method. The difference in methodology results in a reported US GAAP net income in excess of Canadian GAAP of $4,446 and $11,768 for the periods ended June 30, 1999 and 1998, respectively. The difference does not have a material effect on the earnings per share calculation for either year.

9.    SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

        The Company's fiscal 1999 results are inclusive of significant adjustments recorded in the fourth quarter. In 1999, the Company reduced the deferred income tax valuation allowance to $609,114 based on present and expected future profitability of the Company (see Note 7). The effect of the adjustment on income and related per share amount was $510,375, or $0.04 per share.

        The Company's fiscal 1998 results are inclusive of significant adjustments recorded in the fourth quarter. In 1998, the Company recorded a change in estimate of the economic life of certain products and a change in estimate for warranty reserves. The effects of the adjustments on income and related per share amounts were $(181,042), or $(0.01) per share, and $(98,291), or $(0.01) per share, respectively.


                                   * * * * * *