Form 10KSB40, Exhibit 13
period 2000-06-30
CINTECH TELE MANAGEMENT SYSTEMS INC
filed 2000-09-28
CIK 926038

                                                                     EXHIBIT 13



















CINTECH
TELE-MANAGEMENT
SYSTEMS, INC.

Financial Statements for the Years Ended
June 30, 2000 and 1999 and Independent
Auditors' Report

Deloitte & Touche LLP
250 East Fifth Street
P.O. Box 5340
Cincinnati, Ohio 45201-5340

Tel:(513) 784-7100
www.us.deloitte.com



                                                                        DELOITTE
                                                                        & TOUCHE


INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Cintech Tele-Management Systems, Inc.

We have audited the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of June 30, 2000 and 1999 and the related statements of income, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars) which, as described in Note 1, have been prepared on the basis of accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

August 25, 2000





DELOITTE
TOUCHE
TOHMATSU


CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
JUNE 30, 2000 AND 1999

------------------------------------------------------------------------------------------


ASSETS                                                     2000               1999

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                        $ 2,521,039        $1,500,081
  Marketable securities (Note 2)                              5,828,194         4,864,847
  Accounts receivable, trade - (net of
    allowance of $24,509 and $50,601
     in 2000 and 1999, respectively) (Note 1)                   869,435         1,022,153
  Inventory (Note 1)                                             45,969            25,781
  Prepaid expenses                                               31,131            30,172

  Deferred income taxes (Note 6)                                584,067           298,960
                                                            -----------        ----------
           Total current assets                               9,879,835         7,741,994
                                                            -----------        ----------



FIXED ASSETS (Note 1):
  Equipment                                                   1,178,783           757,190
  Furniture and fixtures                                        288,773           151,433
                                                            -----------        ----------
           Total                                              1,467,556           908,623
  Less accumulated depreciation                                (974,166)         (786,988)
                                                            -----------        ----------
           Total fixed assets - net                             493,390           121,635
                                                            -----------        ----------

SOFTWARE DEVELOPMENT COSTS-
  Net (Note 1)                                                1,250,148           578,156
DEFERRED INCOME TAXES (Note 6)                                                    274,996
                                                            -----------        ----------
           Total other assets                                 1,250,148           853,152
                                                            -----------        ----------


TOTAL                                                      $ 11,623,373        $8,716,781
                                                           ============        ==========




LIABILITIES AND STOCKHOLDERS'
   EQUITY                                                  2000                1999

   CURRENT LIABILITIES:
     Accounts payable                                         $  347,664        $   270,434
     Accrued liabilities:
       Accrued wages and compensation                            660,074            755,715
       Accrued income taxes                                       75,678             58,340
       Warranty reserve                                          126,323            119,078
       Other                                                     171,558            182,610
     Deferred maintenance revenue (Note 1)                       832,528            728,678
                                                              ----------        -----------
                Total current liabilities                      2,213,825          2,114,855
                                                              ----------        -----------


   DEFERRED INCOME TAXES (Note 6)                                 83,822
                                                              ----------        -----------

   STOCKHOLDERS' EQUITY (Notes 1,4,5):
     Common stock                                              9,005,433          8,993,777
     Contributed capital                                         675,757            675,757

     Treasury stock                                               (2,290)            (2,290)
     Accumulated deficit                                        (353,174)        (3,065,318)
                                                              ----------         ----------
               Total stockholders' equity                      9,325,726          6,601,926
                                                              ----------        -----------



   TOTAL                                                    $ 11,623,373        $ 8,716,781
                                                            ============        ===========

See notes to financial statements.


CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF INCOME
FOR THE YEARS ENDED JUNE 30, 2000 AND 1999
------------------------------------------------------------------------------------------------------------------------

                                                                                         2000               1999
NET SALES (Note 1):
   Product sales                                                                        $ 9,915,210       $ 10,449,635
   Services and other sales                                                               2,704,293          1,938,222
                                                                                        -----------       ------------
      Total net sales                                                                    12,619,503         12,387,857
                                                                                        -----------       ------------

COST OF PRODUCTS SOLD AND SERVICES PROVIDED (Note 1):
   Cost of products sold                                                                  2,428,894          2,937,497
   Cost of services and other sales                                                         788,173            621,433
                                                                                        -----------       ------------
      Total cost of products sold and services provided                                   3,217,067          3,558,930
                                                                                        -----------       ------------

GROSS PROFIT                                                                              9,402,436          8,828,927

RESEARCH AND DEVELOPMENT                                                                    672,847            415,657

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1,3)                                           5,761,836          4,949,538
                                                                                        -----------       ------------

INCOME FROM OPERATIONS                                                                    2,967,753          3,463,732

OTHER INCOME                                                                                327,218            121,776
                                                                                        -----------       ------------

INCOME BEFORE INCOME TAX PROVISION/(BENEFIT)                                              3,294,971          3,585,508

INCOME TAX PROVISION/(BENEFIT) (Note 6)                                                     582,827           (467,211)
                                                                                        -----------       ------------

NET INCOME                                                                              $ 2,712,144       $  4,052,719
                                                                                        ============      ============

BASIC EARNINGS PER COMMON SHARE (Note 4)                                                $      0.22       $       0.33
                                                                                        ============      ============

DILUTED EARNINGS PER COMMON SHARE (Note 4)                                              $      0.21       $       0.32
                                                                                        ============      ============

See notes to financial statements.


CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2000 AND 1999
-----------------------------------------------------------------------------------------------------------------------------
                                                COMMON                                                             TOTAL
                                                 STOCK         CONTRIBUTED      TREASURY       ACCUMULATED      STOCKHOLDERS'
                                              NO PAR VALUE       CAPITAL         STOCK           DEFICIT            EQUITY

BALANCE AT JUNE 30, 1998                          $8,982,842        $675,757        $ (2,290)      $(7,118,037)   $ 2,538,272

STOCK OPTIONS EXERCISED (21,434 shares)               10,935                                                           10,935

NET INCOME                                                                                           4,052,719      4,052,719
                                                  ----------        --------        ---------      -----------    -----------

BALANCE AT JUNE 30, 1999                           8,993,777         675,757          (2,290)       (3,065,318)     6,601,926

STOCK OPTIONS EXERCISED (20,143 shares)               11,656                                                           11,656

NET INCOME                                                                                           2,712,144      2,712,144
                                                  ----------        --------        ---------      -----------    -----------


BALANCE AT JUNE 30, 2000                          $9,005,433        $675,757        $ (2,290)      $  (353,174)    $9,325,726
                                                  ==========        ========        =========      ============    ==========

See notes to financial statements.



CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2000 AND 1999
------------------------------------------------------------------------------------------------------------------------

                                                                                         2000               1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                             $ 2,712,144       $ 4,052,719
                                                                                        ------------       -----------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                             207,219            85,394
    Amortization of software development costs                                               121,815           157,189
    Deferred income taxes                                                                     73,711          (573,956)
    Provision for doubtful accounts                                                          (26,092)           22,204
    Changes in assets and liabilities:
      Decrease in accounts receivable                                                        178,810           478,701
      (Increase) decrease in inventory                                                       (20,188)           61,692
      Increase in other assets                                                                  (959)           (1,722)
      Increase in accounts payable                                                            77,230            69,141
      Increase (decrease) in accrued expenses                                                (82,110)          492,437
      Increase in deferred maintenance revenue                                               103,850           286,067
                                                                                        ------------       -----------
           Total adjustments                                                                 633,286         1,077,147
                                                                                        ------------       -----------
           Net cash provided by operating activities                                       3,345,430         5,129,866
                                                                                        ------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                                         (963,347)       (3,948,015)
  Purchase of fixed assets                                                                  (578,974)          (96,176)
  Expenditures for software development costs                                               (793,807)         (510,228)
                                                                                        ------------       -----------
           Net cash used in investing activities                                          (2,336,128)       (4,554,419)
                                                                                        ------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES-
  Proceeds from exercise of stock options                                                     11,656            10,935
                                                                                        ------------       -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  1,020,958           586,382

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                        1,500,081           913,699
                                                                                        ------------       -----------

  End of year                                                                           $  2,521,039       $ 1,500,081
                                                                                        ============       ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                                           $    491,778          $ 62,747
                                                                                        ============       ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2000 AND 1999
-------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets Internet technology solutions exclusively for small to mid-size entities within the Fortune 1000 and small businesses to manage and analyze interactions with their customers, partners, and associates for improved relationships and informed decisions. In concert with the Internet technology solutions, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 7.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                                3-5 years
         Furniture and fixtures and leasehold improvements        2-7 years

INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                                    2000            1999

Literature and other documentation                $ 40,318         $14,309
Computer hardware                                    9,068          21,621
Allowance for obsolete inventory                    (3,417)        (10,149)
                                                  --------         -------

Total inventory                                   $ 45,969         $25,781
                                                  ========         =======


SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:

                                     SALES FOR THE YEARS ENDED JUNE 30,

                                 2000                           1999
                        ----------------------      -------------------------
                        AMOUNT            %             AMOUNT           %

Distributor A           $8,548,116       68 %        $ 8,779,085        71 %
Distributor B            1,234,124       10 %          1,022,011         8 %
                        ----------       ----        -----------        ---

Total                   $9,782,240       78 %        $ 9,801,096        79 %
                        ==========       ====        ===========        ===



The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                 PERCENT OF
                                                    GROSS
                                                  ACCOUNTS
                                  DISTRIBUTORS   RECEIVABLE

June 30, 2000                             1             74 %
June 30, 1999                             2             83 %

INTERNATIONAL SALES - The Company had international sales as follows:

                              SALES FOR THE YEARS ENDED JUNE 30,
                                 2000                          1999
                       -------------------------  --------------------------
                        AMOUNT           %            AMOUNT          %

Canada                 $134,648          1 %        $ 99,996          1 %
Other                                                  7,089
                       --------          ---        --------          ---

Total                  $134,648          1 %        $107,085          1 %
                       =========         ===         =========        ===


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

      Costs capitalized were $793,807 and $510,228 and related amortization was $121,815 and $157,189 for 2000 and 1999, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $1,977,347 and $2,281,314 for 2000 and 1999, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING PRONOUNCEMENTS - In 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The bulletin had no impact on the Company's financial statements.

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

      RECLASSIFICATION - Certain fiscal 1999 amounts have been reclassified in order to conform to fiscal 2000 presentation.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                      NET
                                                AMORTIZED                          UNREALIZED
DESCRIPTION                                       COST              MARKET        GAIN (LOSS)

June 30, 2000 - Federal Agency Notes              $5,828,194        $ 5,831,140        $ 2,946
                                                  ===========       ============       =======

June 30, 1999 - Federal Agency Notes              $4,864,847        $ 4,858,395        $(6,452)
                                                  ===========       ============       =======


3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

Year Ending June 30:
  2001                                   $233,816
  2002                                    175,365


      Rent expense for the leased office space was $308,729 and $293,105 for 2000 and 1999, respectively.

4.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.


                                                            COMMON                              IN
                                       AUTHORIZED           ISSUED          OUTSTANDING      TREASURY

Balance at June 30, 2000               15,000,000         12,323,328        12,321,328        2,000
                                       ===========        ===========       ===========       =====

Balance at June 30, 1999               15,000,000         12,303,185        12,301,185        2,000
                                       ===========        ===========       ===========       =====



      Income per common share was based on the weighted average number of common shares outstanding during each period.

      The Company's basic and diluted earnings per share were determined as follows:


                                                   2000                                      1999
                                 ---------------------------------------   ---------------------------------------
                                   INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
BASIC EPS                       (NUMERATOR)   (DENOMINATOR)    AMOUNT      (NUMERATOR)  (DENOMINATOR)     AMOUNT
Income available to
  common stockholders            $ 2,712,144      12,311,524    $ 0.22      $ 4,052,719     12,292,802     $ 0.33

EFFECT OF DILUTIVE SECURITIES

Stock options                                       697,899                                   339,608
                                 -----------      ---------     ------      -----------     ---------      ------
DILUTED EPS

Income available to
  common stockholders
  and assumed conversions        $ 2,712,144      13,009,423    $ 0.21      $ 4,052,719     12,632,410     $ 0.32
                                 ===========      ==========    ======      ===========     ==========     ======

      Stock options representing 20,000 shares in 2000 and 145,000 shares in 1999 were not included in computing diluted earnings per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 2000, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted become exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Had compensation cost for stock option grants made in fiscal years 2000 and 1999 been determined using the fair value method consistent with SFAS No. 123, the Company's net income and net income per share would have been effected as follows:

                                                         2000          1999

        For the year ended June 30:
          Net income  - as reported                   $2,712,144  $ 4,052,179
          Net income  - proforma                       2,653,137    4,000,985
        Basic earnings per share - as reported              0.22         0.33
        Basic earnings per share - proforma                 0.22         0.33
        Diluted earnings per share - as reported            0.21         0.32
        Diluted earnings per share - proforma               0.20         0.32



      The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                            2000        1999

        Expected volatility                                  223 %       232 %
        Risk-free interest rate                             6.18 %      6.16 %
        Expected term of options                           5 years     5 years
        Expected dividend yield                              0%           0%

      Information regarding the Company's stock option plan for the years ended June 30, 2000 and 1999 is as follows:


                                                                 2000                            1999
                                                  -------------------------------- ------------------------------
                                                                      WEIGHTED                        WEIGHTED
                                                                       AVERAGE                         AVERAGE
                                                                      EXERCISE                        EXERCISE
                                                      OPTIONS           PRICE          OPTIONS          PRICE
                                                  ----------------- -------------- ----------------  ------------

Outstanding at beginning of year                    900,623           $ 0.82          921,649         $0.68
Granted                                             242,190             1.71          207,000          1.28
Forfeited                                           (43,207)            1.29         (206,592)         0.68
Exercised                                           (20,143)            0.58          (21,434)         0.44
                                                  ---------           ------         --------

Outstanding at end of year                        1,079,463           $ 1.01          900,623         $0.82
                                                  =========                          ========

Options exercisable at end of year                  539,649           $ 0.81          361,154         $0.80
                                                  =========                          ========

Weighted average fair value of options
  granting during year                            $    0.45                          $   0.34





                                                       OUTSTANDING                            EXERCISABLE
                                        -------------------------------------------   ---------------------------
                                                          WEIGHTED       WEIGHTED                      WEIGHTED
                                                          REMAINING      AVERAGE                       AVERAGE
                                                         CONTRACTUAL     EXERCISE                      EXERCISE
                                            OPTIONS      LIFE (YEARS)     PRICE          OPTIONS        PRICE
Range of exercise price
 .29  -.69                                     249,003         6.98          $ 0.40       151,543       $ 0.46
 .71 - .80                                     267,280         8.04            0.72       148,801         0.72
 .88 - 1.47                                    329,305         6.43            1.20       239,305         1.09
1.50 - 3.90                                   233,875         9.12            1.71
                                            ---------                                    -------
                                            1,079,463         7.54          $ 1.01       539,649       $ 0.81
                                            =========                                    =======


6.    INCOME TAXES

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

      Deferred taxes consist of the following:


                                                                                    JUNE 30,          JUNE 30,
                                                                                      2000              1999
Current deferred tax asset:
   Deferred revenue                                                                $ 333,011          $ 247,751
   Accrued expenses                                                                  126,674             30,554
   Reserves and allowances                                                           114,163             20,655
   State taxes                                                                        10,219
                                                                                   ---------          ---------

Net current asset                                                                  $ 584,067          $ 298,960
                                                                                   =========          =========

Non-current deferred tax asset:
   Net operating loss carryforward                                                                    $ 815,977
   Research and development credits                                                $ 284,418            201,125
   Alternative minimum tax credit                                                     96,545             63,581
   Fixed assets                                                                       35,274
                                                                                   ---------          ---------
              Total                                                                  416,237          1,080,683
Non-current deferred tax liability:
   Deferred software development costs                                              (500,059)          (196,573)
                                                                                   ---------          ---------
  Net non-current deferred tax asset (liability)                                     (83,822)           884,110
  Less valuation allowance                                                                             (609,114)
                                                                                   ---------          ---------

Net non-current asset (liability)                                                  $ (83,822)         $ 274,996
                                                                                   ===========        =========


      The provision (benefit) for income taxes for the year ended June 30, 2000 and 1999 consists of the following:


                                                                                  2000               1999

Current provision                                                              $  509,116        $   106,745
Deferred provision                                                                682,825          1,439,028
                                                                                 --------         ---------
           Total                                                                1,191,941          1,545,773
Decrease in the valuation allowance                                              (609,114)        (2,012,984)
                                                                                ---------         ----------

Income tax provision (benefit)                                                 $  582,827        $  (467,211)
                                                                               ==========        ===========

      The primary differences between the statutory rate for federal income tax and the effective income tax rate are the utilization of net operating losses to offset current income and the change in the valuation allowance. At June 30, 2000, the Company has utilized all available net operating loss carryforwards for U.S. Federal tax purposes. Also at June 30, 2000, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $284,000 which will begin to expire in 2009.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the years ended June 30, 2000 and 1999, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are depreciated over useful lives of seven, five, two, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are to be depreciated over useful lives of five, three, two, and three years, respectively, using a straight-line method. The difference in methodology results in a reported U.S. GAAP net income in excess of Canadian GAAP of $68,240 and $4,446 for the years ended June 30, 2000 and 1999, respectively. The difference does not have a material effect on the earnings per share calculation for either year.

8.    SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

      The Company's fiscal 1999 results are inclusive of significant adjustments recorded in the fourth quarter. In 1999, the Company reduced the deferred income tax valuation allowance to $609,114 based on present and expected future profitability of the Company (see Note 6). The effect of the adjustment on income and related per share amount was $510,375, or $0.04 per share.

                                   * * * * * *