Form 10KSB, Exhibit 13
period 2001-06-30
CINTECH SOLUTIONS INC
filed 2001-09-25
CIK 926038

CINTECH SOLUTIONS, INC.
(FORMERLY CINTECH TELE-
MANAGEMENT SYSTEMS, INC.)
Financial Statements for the Years Ended
June 30, 2001 and 2000 and
Independent Auditors' Report

[DELOITTE & TOUCHE LETTERHEAD]





INDEPENDENT AUDITORS' REPORT


To the Stockholders of
  Cintech Solutions, Inc.

We have audited the accompanying balance sheets of Cintech Solutions, Inc. (formerly Cintech Tele-Management Systems, Inc.) (the "Company") as of June 30, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars) which, as described in Note 1, have been prepared on the basis of accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

August 24, 2001

CINTECH SOLUTIONS, INC.

BALANCE SHEETS
JUNE 30, 2001 AND 2000
--------------------------------------------------------------------------------



ASSETS                                                              2001                       2000

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                          $    641,883                $  2,521,039
  Marketable securities (Note 2)                                 6,284,141                   5,828,194
  Accounts receivable, trade - (Net of
    allowance of $94,958 and $24,509
     in 2001 and 2000, respectively) (Note 1)                      301,389                     869,435
  Inventory (Note 1)                                                21,387                      45,969
  Prepaid expenses                                                  73,845                      31,131
  Deferred income taxes (Note 6)                                   497,671                     584,067
                                                              ------------                ------------
           Total current assets                                  7,820,316                   9,879,835
                                                              ------------                ------------


FIXED ASSETS (Note 1):
  Equipment                                                      1,198,675                   1,178,783
  Furniture and fixtures                                           325,756                     288,773
                                                              ------------                ------------
           Total                                                 1,524,431                   1,467,556
  Less accumulated depreciation                                 (1,208,086)                   (974,166)
                                                              ------------                ------------
           Total fixed assets - net                                316,345                     493,390
                                                              ------------                ------------

SOFTWARE DEVELOPMENT COSTS-
  Net (Note 1)                                                   1,807,357                   1,250,148
DEFERRED INCOME TAXES (Note 6)                                     186,580
                                                              ------------                ------------
           Total other assets - net                              1,993,937                   1,250,148
                                                              ------------                ------------


TOTAL                                                         $ 10,130,598                $ 11,623,373
                                                              ============                ============



LIABILITIES AND STOCKHOLDERS'
  EQUITY

  CURRENT LIABILITIES:
    Accounts payable                                          $    134,919                $    347,664
    Accrued liabilities:
      Accrued wages and compensation                               505,310                     660,074
      Accrued income taxes                                          75,678
      Warranty reserve                                              82,382                     126,323
      Other                                                        115,615                     171,558
    Deferred maintenance revenue (Note 1)                          638,193                     832,528
                                                              ------------                ------------
             Total current liabilities                           1,476,419                   2,213,825
                                                              ------------                ------------

  DEFERRED INCOME TAXES (Note 6)                                                                83,822
                                                              ------------                ------------

  STOCKHOLDERS' EQUITY (Notes 1,4,5):
    Common stock                                                 9,008,289                   9,005,433
    Contributed capital                                            675,757                     675,757
    Treasury stock                                                  (2,290)                     (2,290)
    Accumulated deficit                                         (1,027,577)                   (353,174)
                                                              ------------                ------------
             Total stockholders' equity                          8,654,179                   9,325,726




                                                              ------------                ------------

  TOTAL                                                       $ 10,130,598                $ 11,623,373
                                                              ============                ============





See notes to financial statements.

CINTECH SOLUTIONS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                             2001                     2000

NET SALES (Note 1):
   Product sales                                                         $ 6,261,891              $ 9,915,210
   Services and other sales                                                2,093,824                2,704,293
                                                                         -----------              -----------
      Total net sales                                                      8,355,715               12,619,503
                                                                         -----------              -----------

COST OF PRODUCTS SOLD AND SERVICES
  PROVIDED (Note 1):
  Cost of products sold                                                    2,080,365                2,428,894
  Cost of services and other sales                                           446,998                  788,173
                                                                         -----------              -----------
      Total cost of products sold and services provided                    2,527,363                3,217,067
                                                                         -----------              -----------

GROSS PROFIT                                                               5,828,352                9,402,436

RESEARCH AND DEVELOPMENT                                                     999,532                  672,847

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1,3)                            6,492,097                5,761,836
                                                                         -----------              -----------

INCOME (LOSS) FROM OPERATIONS                                             (1,663,277)               2,967,753

OTHER INCOME                                                                 465,970                  327,218
                                                                         -----------              -----------

INCOME (LOSS) BEFORE INCOME TAX PROVISION/
  (BENEFIT)                                                               (1,197,307)               3,294,971

INCOME TAX PROVISION /(BENEFIT) (Note 6)                                    (522,904)                 582,827
                                                                         -----------              -----------

NET INCOME (LOSS)                                                        $  (674,403)             $ 2,712,144
                                                                         ===========              ===========

BASIC EARNINGS (LOSS) PER COMMON SHARE (Note 4)                          $     (0.05)             $      0.22
                                                                         ===========              ===========

DILUTED EARNINGS (LOSS) PER COMMON SHARE (Note 4)                        $     (0.05)             $      0.21
                                                                         ===========              ===========

See notes to financial statements.

CINTECH SOLUTIONS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2001 AND 2000
--------------------------------------------------------------------------------


                                                     COMMON                                                              TOTAL
                                                      STOCK        CONTRIBUTED       TREASURY        ACCUMULATED     STOCKHOLDERS'
                                                  NO PAR VALUE       CAPITAL           STOCK           DEFICIT           EQUITY

BALANCE AT JUNE 30, 1999                          $ 8,993,777      $   675,757      $    (2,290)     $(3,065,318)     $ 6,601,926

STOCK OPTIONS EXERCISED (20,143 shares)                11,656                                                              11,656

NET INCOME                                                                                             2,712,144        2,712,144
                                                  -----------      -----------      -----------      -----------      -----------

BALANCE AT JUNE 30, 2000                            9,005,433          675,757           (2,290)        (353,174)       9,325,726

STOCK OPTIONS EXERCISED (4,399 shares)                  2,856                                                               2,856

NET LOSS                                                                                                (674,403)        (674,403)
                                                  -----------      -----------      -----------      -----------      -----------


BALANCE AT JUNE 30, 2001                          $ 9,008,289      $   675,757      $    (2,290)     $(1,027,577)     $ 8,654,179
                                                  ===========      ===========      ===========      ===========      ===========


See notes to financial statements.

CINTECH SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                               2001                  2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                        $  (674,403)           $ 2,712,144
                                                                           -----------            -----------
  Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operating activities:
    Depreciation                                                               295,855                207,219
    Amortization of software development costs                                 504,280                121,815
    Deferred income taxes                                                     (184,006)                73,711
    Provision for doubtful accounts                                             70,449                (26,092)
    Changes in assets and liabilities:
      Decrease in accounts receivable                                          497,597                178,810
      Decrease (increase) in inventory                                          24,582                (20,188)
      Increase in other assets                                                 (42,714)                  (959)
      (Decrease) increase in accounts payable                                 (212,745)                77,230
      Decrease in accrued expenses                                            (330,326)               (82,110)
      (Decrease) increase in deferred maintenance revenue                     (194,335)               103,850
                                                                           -----------            -----------
           Total adjustments                                                   428,637                633,286
                                                                           -----------            -----------
           Net cash (used in) provided by operating activities                (245,766)             3,345,430
                                                                           -----------            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for software development costs                               (1,061,489)              (793,807)
  Purchase of marketable securities                                           (455,947)              (963,347)
  Purchase of fixed assets                                                    (118,810)              (578,974)
                                                                           -----------            -----------
           Net cash used in investing activities                            (1,636,246)            (2,336,128)
                                                                           -----------            -----------

CASH FLOWS FROM FINANCING ACTIVITIES-
  Proceeds from exercise of stock options                                        2,856                 11,656
                                                                           -----------            -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (1,879,156)             1,020,958

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                          2,521,039              1,500,081
                                                                           -----------            -----------

  End of year                                                              $   641,883            $ 2,521,039
                                                                           ===========            ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                              $    16,512            $   491,778
                                                                           ===========            ===========

See notes to financial statements.

CINTECH SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2001 AND 2000
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - Cintech Solutions, Inc. (formerly Cintech Tele-Management Systems, Inc.) (the "Company") develops and markets Internet technology solutions to manage and analyze interactions with customers, partners, and associates for improved relationships and informed decision-making. In concert with the Internet technology solutions, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

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

      REVENUE - The Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

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

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                    3-5 years
         Furniture and fixtures                       2-7 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                                            2001       2000

          Literature and other documentation             $ 13,195    $ 40,318
          Computer hardware                                12,205       9,068
          Allowance for obsolete inventory                 (4,013)     (3,417)
                                                         --------    --------

          Total inventory                                $ 21,387    $ 45,969
                                                         ========    ========


      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the voice-centric call center solutions market. The Company had sales to major distributors, as follows:


                                                                  Sales for the Years Ended June 30,
                                                                 2001                           2000
                                                       --------------------------     ------------------------
                                                          Amount           %             Amount           %

          Distributor A                                  $5,584,548        67 %        $8,548,116        68 %
          Distributor B                                     643,594       8.0 %         1,234,124      10.0 %
                                                         ----------     ------         ----------     ------

          Total                                          $6,228,142      75.0 %        $9,782,240      78.0 %
                                                         ==========     ======         ==========     ======


      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:


                                                                      PERCENT OF
                                                                         GROSS
                                                                       ACCOUNTS
                                                       DISTRIBUTORS   RECEIVABLE
          JUNE 30, 2001                                      2             71 %
          June 30, 2000                                      1             74 %






      INTERNATIONAL SALES - The Company had international sales as follows:


                                                                      Sales for the Years Ended June 30,
                                                                     2001                          2000
                                                         ----------------------------  --------------------------
                                                             AMOUNT           %            AMOUNT          %

          Canada                                           $145,276         2 %          $134,648       1 %



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

      Costs capitalized were $1,061,489 and $793,807 and related amortization was $504,280 and $121,815 for 2001 and 2000, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $1,327,027 and $1,977,347 for 2001 and 2000, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING PRONOUNCEMENTS - In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. This statement will have no impact on the Company's financial statements.

      In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill, as well as other intangibles determined to have an indefinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This statement will have no impact on the Company's financial statements.

      In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement will have no impact on the Company's financial statements.

      In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, was adopted on July 1, 2000 and had no impact on the Company's reported financial position, results of operations or cash flows.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                                 NET
                                                        AMORTIZED                            UNREALIZED
          DESCRIPTION                                      COST              MARKET             GAIN

          June 30, 2001 - Federal Agency Notes          $6,284,141         $6,284,163         $       22
                                                        ==========         ==========         ==========

          June 30, 2000 - Federal Agency Notes          $5,828,194         $5,831,140         $    2,946
                                                        ==========         ==========         ==========

3.    OPERATING LEASES

      The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is $194,850 for the year ending June 30, 2002.

      Rent expense for the leased office facility in Norwood was $328,242 and $308,729 for 2001 and 2000, respectively.

      In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio. This operating lease, which begins in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease. The Company will record lease expense on a straight-line basis over the life of the lease. No lease payments are due until occupancy in December 2001.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Blue Ash, Ohio, is as follows:


        Year Ending June 30:
          2002                                                     $  431,368
          2003                                                        739,493
          2004                                                        739,493
          2005                                                        739,493
          2006                                                        739,493
          2007 and after                                            4,448,394




4.    CAPITAL STOCK AND INCOME (LOSS) PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                              COMMON                            IN
                                            AUTHORIZED        ISSUED       OUTSTANDING       TREASURY

          Balance at June 30, 2001          15,000,000      12,327,727      12,325,727           2,000
                                            ==========      ==========      ==========      ==========

          Balance at June 30, 2000          15,000,000      12,323,328      12,321,328           2,000
                                            ==========      ==========      ==========      ==========


      Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total.

      The Company's basic and diluted earnings (loss) per share were determined as follows:

                                                                      2001                                     2000
                                                   ----------------------------------------   -------------------------------------
                                                      INCOME         SHARES       PER SHARE     INCOME         SHARES     PER SHARE
          BASIC EPS                                 (NUMERATOR)   (DENOMINATOR)     AMOUNT    (NUMERATOR)  (DENOMINATOR)   AMOUNT

          Income (loss) available to
            common stockholders                     $ (674,403)     12,324,528   $  (0.05)    $2,712,144     12,311,524   $   0.22

          EFFECT OF DILUTIVE SECURITIES

          Stock options                                                                                         697,899
                                                    ----------      ----------   --------     ----------     ----------   --------

          DILUTED EPS

          Income (loss) available to
            common stockholders
            and assumed conversions                 $ (674,403)     12,324,528   $  (0.05)    $2,712,144     13,009,423   $   0.21
                                                    ==========      ==========   ========     ==========     ==========   ========




      Stock options representing 1,362,562 shares in 2001 and 20,000 shares in 2000 were not included in computing diluted earnings (loss) per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting of options, to employees, for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Had compensation cost for stock option grants made in fiscal years 2001 and 2000 been determined using the fair value method consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been effected as follows:

                                                                                2001                   2000

          For the year ended June 30:
            Net income (loss) - as reported                                $  (674,403)          $   2,712,144
            Net income (loss) - proforma                                      (986,467)              2,653,137
          Basic earnings (loss) per share - as reported                          (0.05)                   0.22
          Basic earnings (loss) per share - proforma                             (0.08)                   0.22
          Diluted earnings (loss) per share - as reported                        (0.05)                   0.21
          Diluted earnings (loss) per share - proforma                           (0.08)                   0.20

      The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                                        2001             2000

          Expected volatility                           235 %             223 %
          Risk-free interest rate                      4.97 %            6.18 %
          Expected term of options                    5 years           5 years
          Expected dividend yield                        0%                 0%




      Information regarding the Company's stock option plan for the years ended June 30, 2001 and 2000 is as follows:

                                                                2001                             2000
                                                  -------------------------------- -------------------------------
                                                                      WEIGHTED                         WEIGHTED
                                                                       AVERAGE                         AVERAGE
                                                                      EXERCISE                         EXERCISE
                                                       OPTIONS          PRICE          OPTIONS          PRICE
                                                  ----------------- -------------- ----------------- -------------

          Outstanding at beginning of year             1,079,463        $1.01          900,623           $0.82
          Granted                                        392,600         1.84          242,190            1.71
          Forfeited                                     (105,102)        1.53          (43,207)           1.29
          Exercised                                       (4,399)        0.04          (20,143)           0.58
                                                      ----------                    ----------

          Outstanding at end of year                   1,362,562        $1.21        1,079,463           $1.01
                                                      ==========                    ==========

          Options exercisable at end of year             722,077        $0.88          539,649           $0.81
                                                      ==========                    ==========

          Weighted average fair value of options
            granted during year                       $     1.80                    $     0.45




                                                        OUTSTANDING                           EXERCISABLE
                                     ----------------------------------------------  ----------------------------
                                                          WEIGHTED      WEIGHTED                        WEIGHTED
                                                          REMAINING     AVERAGE                         AVERAGE
                                                         CONTRACTUAL    EXERCISE                        EXERCISE
                                            OPTIONS     LIFE (YEARS)     PRICE            OPTIONS        PRICE

          Range of exercise price
          .29 -.69                          241,578          5.98         $0.40           194,797         $0.43
          .71 - .80                         258,914          7.04          0.72           202,070          0.72
          .88 - 1.47                        339,805          6.05          1.10           264,805          1.13
          1.50 - 3.90                       522,265          8.70          1.90            60,405          1.73
                                          ---------                                     ---------

                                          1,362,562          7.24         $1.21           722,077         $0.88
                                          =========                                     =========



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


      Deferred taxes consist of the following:

                                                                          JUNE 30,            JUNE 30,
                                                                           2001                 2000
          Current deferred tax asset:
             Deferred revenue                                           $ 255,277            $ 333,011
             Accrued expenses                                              91,990              126,674
             Reserves and allowances                                      141,669              114,163
             State taxes                                                    8,735               10,219
                                                                        ---------            ---------

          Total current deferred tax asset                              $ 497,671            $ 584,067
                                                                        =========            =========

          Non-current deferred tax asset:
             Net operating loss carryforward                            $ 561,480
             Research and development credits                             188,774            $ 284,418
             Alternative minimum tax credit                                96,545               96,545
             Fixed assets basis difference                                 62,724               35,274
                                                                        ---------            ---------
                        Total                                             909,523              416,237
          Non-current deferred tax liability-
             Deferred software development costs                         (722,943)            (500,059)
                                                                        ---------            ---------

          Net non-current deferred tax asset/(liability)                $ 186,580            $ (83,822)
                                                                        =========            =========



      The provision (benefit) for income taxes for the year ended June 30, 2001 and 2000 consists of the following:


                                                            2001                    2000

          Current provision (benefit)                    $ (338,898)             $  509,116
          Deferred provision (benefit)                     (184,006)                682,825
                                                         ----------              ----------
                     Total                                 (522,904)              1,191,941
          Decrease in the valuation allowance                                      (609,114)
                                                         ----------              ----------

          Income tax provision (benefit)                 $ (522,904)             $  582,827
                                                         ==========              ==========





      The primary differences between the statutory rate for federal income tax and the effective income tax rate are the benefits from research and development credits and state tax losses generated during the current year. At June 30, 2001, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $1,651,000 that will expire in 2021. Also at June 30, 2001, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $189,000, which will begin to expire in 2017.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      During the years ended June 30, 2001 and 2000, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are depreciated over useful lives of seven, five, two, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are to be depreciated over useful lives of five, three, two, and three years, respectively, using a straight-line method. The difference in methodology results in additional depreciation expense under Canadian GAAP of $51,927 and $68,240 for the years ended June 30, 2001 and 2000, respectively. The difference does not have a material effect on the earnings (loss) per share calculation for either year.



                                    * * * * *