Form 10KSB, Exhibit 13
period 2002-06-30
CINTECH SOLUTIONS INC
filed 2002-09-25
CIK 926038

                                                                      EXHIBIT 13



CINTECH
SOLUTIONS, INC.

Financial Statements for the Years Ended
June 30, 2002 and 2001 and Independent
Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Cintech Solutions, Inc.

We have audited the accompanying balance sheets of Cintech Solutions, Inc. (the "Company") as of June 30, 2002 and 2001 and the related statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in U.S. dollars) which, as described in Note 1, have been prepared on the basis of accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

August 23, 2002

CINTECH SOLUTIONS, INC.

BALANCE SHEETS
JUNE 30, 2002 AND 2001
-------------------------------------------------------------------------


ASSETS                                                           2002                 2001
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                         $   224,893          $   641,883
  Marketable securities held to maturity (Note 2)              2,443,024            6,284,141
  Marketable securities available for sale (Note 2)              102,030
  Accounts receivable, trade - (Net of
    allowance of $4,824 and $94,958
     in 2002 and 2001, respectively) (Note 1)                    657,372              301,389
  Inventory (Note 1)                                              19,976               21,387
  Prepaid expenses                                               133,451               73,845
  Income tax receivable                                          144,000
  Deferred income taxes (Note 6)                                 418,712              497,671
                                                             -----------         ------------
           Total current assets                                4,143,458            7,820,316
                                                             -----------         ------------

FIXED ASSETS (Note 1):

  Equipment                                                    1,367,897            1,198,675
  Furniture and fixtures                                          19,424              325,756
                                                             -----------         ------------
           Total                                               1,387,321            1,524,431
  Less accumulated depreciation                               (1,042,997)          (1,208,086)
                                                             -----------         ------------
           Total fixed assets - net                              344,324              316,345
                                                             -----------         ------------

SOFTWARE DEVELOPMENT COSTS-
  Net (Note 1)                                                 1,927,993            1,807,357
DEFERRED INCOME TAXES (Note 6)                                 1,332,190              186,580
                                                             -----------         ------------
           Total other assets - net                            3,260,183            1,993,937
                                                             -----------         ------------

TOTAL                                                        $ 7,747,965         $ 10,130,598
                                                             ===========         ============


LIABILITIES AND STOCKHOLDERS'
  EQUITY                                                         2002                 2001

  CURRENT LIABILITIES:
    Accounts payable                                         $   154,631         $    134,919
    Accrued liabilities:
      Accrued wages and compensation                             361,519              505,310
      Other                                                      298,996              197,997
    Deferred maintenance revenue (Note 1)                        649,330              638,193
                                                             -----------         ------------
             Total current liabilities                         1,464,476            1,476,419
                                                             -----------         ------------




  STOCKHOLDERS' EQUITY (Notes 1,4,5):

    Common stock                                               9,008,724            9,008,289
    Contributed capital                                          675,757              675,757
    Treasury stock                                                (2,290)              (2,290)
    Accumulated deficit                                       (3,422,859)          (1,027,577)
    Accumulated other comprehensive income                        24,157
                                                             -----------         ------------
             Total stockholders' equity                        6,283,489            8,654,179





                                                             -----------         ------------

  TOTAL                                                      $ 7,747,965         $ 10,130,598
                                                             ===========         ============


See notes to financial statements.

CINTECH SOLUTIONS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------


                                                                     2002               2001

NET SALES (Note 1):
   Product sales                                                $ 4,714,598        $ 6,261,891
   Services and other sales                                       1,525,719          2,093,824
                                                                -----------        -----------
      Total net sales                                             6,240,317          8,355,715
                                                                -----------        -----------

COST OF PRODUCTS SOLD AND SERVICES PROVIDED (Note 1):
   Cost of products sold                                          1,726,944          2,080,365
   Cost of services and other sales                                 218,923            446,998
                                                                -----------        -----------
      Total cost of products sold and services provided           1,945,867          2,527,363
                                                                -----------        -----------

GROSS PROFIT                                                      4,294,450          5,828,352

RESEARCH AND DEVELOPMENT                                          1,138,052            999,532

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1,3)                   6,911,046          6,492,097
                                                                -----------        -----------

LOSS FROM OPERATIONS                                             (3,754,648)        (1,663,277)

OTHER INCOME                                                        130,245            465,970
                                                                -----------        -----------

LOSS BEFORE INCOME TAX BENEFIT                                   (3,624,403)        (1,197,307)

INCOME TAX BENEFIT (Note 6)                                      (1,229,121)          (522,904)
                                                                -----------        -----------

NET LOSS                                                        $(2,395,282)        $ (674,403)
                                                                ===========        ===========

BASIC AND DILUTED LOSS PER COMMON SHARE (Note 4)                $     (0.19)        $    (0.05)
                                                                ===========        ===========


See notes to financial statements.

CINTECH SOLUTIONS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------



                                                        COMMON
                                                        STOCK         CONTRIBUTED     TREASURY     ACCUMULATED
                                                     NO PAR VALUE       CAPITAL         STOCK        DEFICIT


BALANCE AT JUNE 30, 2000                              $ 9,005,433       $ 675,757      $(2,290)     $  (353,174)

STOCK OPTIONS EXERCISED (4,399 shares)                      2,856

NET LOSS                                                                                               (674,403)
                                                      -----------       ---------      -------     -----------

BALANCE AT JUNE 30, 2001                                9,008,289         675,757       (2,290)      (1,027,577)

STOCK OPTIONS EXERCISED (1,500 shares)                        435

NET LOSS                                                                                             (2,395,282)

UNREALIZED GAINS ON SECURITIES, net of tax
                                                      -----------       ---------      -------      -----------


BALANCE AT JUNE 30, 2002                              $ 9,008,724       $ 675,757      $(2,290)     $(3,422,859)
                                                      ===========       =========      =======      ===========



                                                     ACCUMULATED
                                                        OTHER               TOTAL
                                                    COMPREHENSIVE       STOCKHOLDERS'       COMPREHENSIVE
                                                       INCOME               EQUITY        NET INCOME (LOSS)


BALANCE AT JUNE 30, 2000                                                  $ 9,325,726

STOCK OPTIONS EXERCISED (4,399 shares)                                          2,856

NET LOSS                                                                     (674,403)
                                                         --------         -----------

BALANCE AT JUNE 30, 2001                                                    8,654,179

STOCK OPTIONS EXERCISED (1,500 shares)                                            435

NET LOSS                                                                   (2,395,282)         (2,395,282)

UNREALIZED GAINS ON SECURITIES, net of tax                24,157               24,157              24,157
                                                         --------         -----------        ------------


BALANCE AT JUNE 30, 2002                                 $ 24,157         $ 6,283,489        $ (2,371,125)
                                                         ========         ===========        ============


See notes to financial statements.

CINTECH SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                                    2002               2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                      $(2,395,282)      $  (674,403)
                                                                                -----------       -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:

    Income from stock received in demutualization                                   (64,865)
    Depreciation                                                                    153,709           295,855
    Amortization of software development costs                                      617,044           504,280
    Deferred income taxes                                                        (1,079,659)         (184,006)
    Provision for doubtful accounts                                                 (90,134)           70,449
    Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                                   (265,849)          497,597
      Increase in income tax receivable                                            (144,000)
      Decrease in inventory                                                           1,411            24,582
      Increase in other assets                                                      (59,606)          (42,714)
      Increase (decrease) in accounts payable                                        19,712          (212,745)
      Decrease in accrued expenses                                                  (42,792)         (330,326)
      Increase (decrease) in deferred maintenance revenue                            11,137          (194,335)
                                                                                -----------       -----------
           Total adjustments                                                       (943,892)          428,637
                                                                                -----------       -----------
           Net cash used in operating activities                                 (3,339,174)         (245,766)
                                                                                -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Redemption (purchase) of marketable securities                                  3,841,117          (455,947)
  Expenditures for software development costs                                      (737,680)       (1,061,489)
  Purchase of fixed assets                                                         (216,688)         (118,810)
  Proceeds on disposal of fixed assets                                               35,000                 0
                                                                                -----------       -----------
           Net cash provided by (used in) investing activities                    2,921,749        (1,636,246)
                                                                                -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES-
  Proceeds from exercise of stock options                                               435             2,856
                                                                                -----------       -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                          (416,990)       (1,879,156)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                 641,883         2,521,039
                                                                                -----------       -----------

  End of year                                                                   $   224,893       $   641,883
                                                                                ===========       ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                                   $    14,516       $    16,512
                                                                                ===========       ===========


See notes to financial statements.

CINTECH SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - Cintech Solutions, Inc. (the "Company") develops and markets interaction management software to help businesses manage voice and data contacts with their customers, partners, and associates. In concert with the interaction management software, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

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

     DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using a straight line method over the following useful lives:

         Equipment                                           3-5 years
         Furniture and fixtures                              2-10 years


     During 2002, the Company changed its method of accounting for depreciation from an accelerated method. The effects of such change were not material to the financial statements.

     INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                                        2002           2001

         Literature and other documentation          $ 13,563       $ 13,195
         Computer hardware                             10,780         12,205
         Allowance for obsolete inventory              (4,367)        (4,013)
                                                     --------        -------

         Total inventory                             $ 19,976       $ 21,387
                                                     ========       ========

     SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the voice-centric call center solutions market. The Company had sales to a major distributor of $4,298,299 (69%) and $5,584,548 (67%) for the years ended June 30, 2002 and 2001, respectively.

     The Company had gross accounts receivable from two major distributors of 75% and 71% of total accounts receivables as of June 30, 2002 and 2001, respectively.

     INTERNATIONAL SALES - The Company's international sales to Canada were approximately 2% of total sales for the fiscal years ended June 30, 2002 and 2001, respectively.

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

     Costs capitalized were $737,680 and $1,061,489 and related amortization was $617,044 and $504,280 for 2002 and 2001, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

     LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $949,923 and $1,327,027 for 2002 and 2001, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

     ACCOUNTING PRONOUNCEMENTS - In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. This statement had no impact on the Company's financial statements.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill, as well as other intangibles determined to have an indefinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This statement had no impact on the Company's financial statements.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement had no impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and applies to recognized long-lived assets of an entity to be held and used or to be disposed of. This statement had no impact on the Company's financial statements.

     In April 2002, the FASB issued SFAS No. 145, "Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement will have no impact on the Company's financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF No. 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. This statement will have no impact on the Company's financial statements.

     CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

     RECLASSIFICATIONS - Certain fiscal 2001 amounts have been reclassified to conform to fiscal 2002 presentations.

2.   MARKETABLE SECURITIES

     HELD TO MATURITY - The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                         NET
                                                     AMORTIZED                       UNREALIZED
         DESCRIPTION                                   COST           MARKET        (LOSS) GAIN
         June 30, 2002 - Federal Agency Notes      $2,443,024      $ 2,404,501       $ (38,523)
                                                   ==========      ===========       =========

         June 30, 2001 - Federal Agency Notes      $6,284,141      $ 6,284,163       $      22
                                                   ==========      ===========       =========


     AVAILABLE FOR SALE - During 2002, the Company received stock with a fair value of $64,865 through the demutualization of an insurance company. The fair value of this stock as of June 30, 2002 was $102,030. Management has classified the securities as available for sale. The unrealized gain of $24,157 (net of tax of $13,008) related to these shares was recorded in Accumulated Other Comprehensive Income as of June 30, 2002.

3.   OPERATING LEASES

     During the second quarter of 2002, the Company accrued $104,397 for costs associated with terminating its Norwood, Ohio lease and relocating its office facility. This operating lease expired during the fourth quarter of 2002.

     In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio. This operating lease, which began in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

     In fiscal 2002, the Company signed lease agreements for office equipment and furniture. These operating leases began in December 2001 and expire in November 2005 and November 2006, respectively.

     The annual minimum rent to be paid under the operating lease agreements is as follows:

     Year Ending June 30:

       2003                                                $ 1,046,320
       2004                                                  1,069,389
       2005                                                  1,069,389
       2006                                                    970,431
       2007                                                    857,929
       2008 & After                                          3,657,265

     Rent expense for the leased office space was $708,746 and $328,242 for 2002 and 2001, respectively. The lease expense for the equipment and furniture was $180,184 for 2002.

4.   CAPITAL STOCK AND INCOME PER SHARE

     The following schedule is a summary of the Company's shares of capital stock.


                                                         COMMON                       IN
                                        AUTHORIZED       ISSUED      OUTSTANDING   TREASURY

        Balance at June 30, 2002        15,000,000     12,329,227     12,327,227    2,000
                                        ==========     ==========     ==========    =====

        Balance at June 30, 2001        15,000,000     12,327,727     12,325,727    2,000
                                        ==========     ==========     ==========    =====


     Income per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total.

     The Company's basic and diluted loss per share were determined as follows:


                                                            2002                                      2001
                                        ------------------------------------------  ----------------------------------------
                                           INCOME          SHARES       PER SHARE      INCOME        SHARES       PER SHARE
        BASIC AND DILUTES EPS            (NUMERATOR)    (DENOMINATOR)    AMOUNT      (NUMERATOR)  (DENOMINATOR)    AMOUNT

        Loss available to

          common stockholders            $ (2,395,282)     12,326,352     $ (0.19)     $ (674,403)   12,324,528     $ (0.05)


     Stock options representing 1,551,848 shares in 2002 and 1,362,562 shares in 2001 were not included in computing diluted loss per share because their effects were antidilutive.

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

     The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Had compensation cost for stock option grants made in fiscal years 2002 and 2001 been determined using the fair value method consistent with SFAS No. 123, the Company's net loss per share would have been effected as follows:


                                                                    2002            2001
        For the year ended June 30:
          Net loss  - as reported                              $ (2,395,282)    $ (674,403)
          Net loss  - proforma                                   (2,510,691)      (986,467)
        Basic and diluted loss per share - as reported                (0.19)         (0.05)
        Basic and diluted loss per share - proforma                   (0.20)         (0.08)


     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                                                    2002            2001

        Expected volatility                                      268 %             235 %
        Risk-free interest rate                                 4.09 %            4.97 %
        Expected term of options                               5 years           5 years
        Expected dividend yield                                   0%                0%


     Information regarding the Company's stock option plan for the years ended June 30, 2002 and 2001 is as follows:

                                                                 2002                             2001
                                                   -------------------------------  ------------------------------
                                                                       WEIGHTED                        WEIGHTED
                                                                       AVERAGE                          AVERAGE
                                                                       EXERCISE                        EXERCISE
                                                       OPTIONS          PRICE           OPTIONS          PRICE
                                                   ----------------- -------------  ----------------- ------------

        Outstanding at beginning of year                  1,362,562        $ 1.21          1,079,463        $1.01
        Granted                                             523,500          0.49            392,600         1.84
        Forfeited                                          (332,714)         1.40           (105,102)        1.53
        Exercised                                            (1,500)         0.29             (4,399)        0.41
                                                          ---------                        ---------

        Outstanding at end of year                        1,551,848        $ 0.93          1,362,562        $1.21
                                                          =========                        =========

        Options exercisable at end of year                  778,807        $ 0.89            722,077        $0.88
                                                          =========                        =========

        Weighted average fair value of options
          granted during year                            $     0.48                       $     1.80


                                                              OUTSTANDING                            EXERCISABLE
                                             ----------------------------------------------  ----------------------------
                                                                  WEIGHTED      WEIGHTED                      WEIGHTED
                                                                  REMAINING     AVERAGE                       AVERAGE
                                                                 CONTRACTUAL    EXERCISE                      EXERCISE
                                                  OPTIONS        LIFE (YEARS)    PRICE          OPTIONS        PRICE
Range of exercise price
        .29 - .69                                  701,493         7.99          $ 0.46          223,143       $ 0.41
        .71 - .80                                  237,914         6.05            0.72          237,915         0.72
        .88 - 1.47                                 214,676         4.52            1.02          170,926         1.03
       1.50 - 3.90                                 397,765         7.64            1.82          146,823         1.72
                                                  --------                                      --------

                                                 1,551,848         7.12          $ 0.93          778,807       $ 0.89
                                                 =========                                      ========


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

     Deferred taxes consist of the following:

                                                                         JUNE 30,           JUNE 30,
                                                                           2002               2001
        Current deferred tax asset:
           Deferred revenue                                           $   259,731         $ 255,277
           Accrued expenses                                                91,657            91,990
           Reserves and allowances                                         48,802           141,669
           State taxes                                                     18,522             8,735
                                                                      -----------         ---------

        Total current deferred tax asset                              $   418,712         $ 497,671
                                                                      ===========         =========

        Non-current deferred tax asset:
           Net operating loss carryforward                            $ 1,644,079         $ 561,480
           Research and development credits                               464,492           188,774
           Alternative minimum tax credit                                                    96,545
           Fixed assets basis difference                                    7,824            62,724
                                                                      -----------         ---------
                      Total                                             2,116,395           909,523
                                                                      -----------         ---------
        Non-current deferred tax liability-
           Deferred software development costs                           (771,197)         (722,943)
           Unrealized gain on available for sale securities               (13,008)
                                                                      -----------         ---------
                      Total                                              (784,205)         (722,943)
                                                                      -----------         ---------

        Net non-current deferred tax asset                            $ 1,332,190         $ 186,580
                                                                      ===========         =========


     The benefit for income taxes for the year ended June 30, 2002 and 2001 consists of the following:

                                                                         2002               2001
        Current benefit                                               $  (149,462)        $(338,898)
        Deferred benefit                                               (1,079,659)         (184,006)
                                                                      -----------         ---------
                   Total                                              $(1,229,121)        $(522,904)
                                                                      ===========         =========



      The primary differences between the statutory rate for federal income tax and the effective income tax rate are the benefits from research and development credits and state tax losses generated during the current year. At June 30, 2002, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $4,836,000 that will expire in 2021. Also at June 30, 2002, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $464,000, which will begin to expire in 2017.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

     During the years ended June 30, 2002 and 2001, there were no significant differences between Canadian GAAP and U.S. GAAP.


                                   * * * * * *